Ex. 4(b)(3)

CREDIT AGREEMENT

BETWEEN

GATEWAY PIPELINE COMPANY AND

GATEWAY PROCESSING COMPANY,

as Borrowers,

GATEWAY ENERGY CORPORATION,

as Guarantor,

and

SOUTHWEST BANK OF TEXAS, N.A.,

as Lender

March 31, 2003

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1 Definitions
1.2 Other Definitional Provisions
1.3 Accounting Terms and Determinations

SECTION 2 THE TERM
2.1 Advances
2.2 Payments
2.3 Interest Rate and Payments
2.4 Default Rate
2.5 Interest Calculations
2.6 Voluntary Prepayments
2.7 Order of Application

SECTION 3 SECURITY
3.1 Security
3.2 Additional Security and Guaranties
3.3 Security Documents
3.4 Setoff

SECTION 4 CONDITIONS PRECEDENT
4.1 Initial Advance
4.2 The Loan Advances
4.3 Materiality of Conditions
4.4 Waiver of Conditions

SECTION 5 WARRANTIES AND REPRESENTATIONS
5.1 Existence and Authority
5.2 Binding Obligations
5.3 Compliance with Laws and Documents
5.4 Litigation
5.5 No Consents
5.6 Location
5.7 Solvency
5.8 Debt
5.9 Fiscal Year
5.10 Relationship with Lender
5.11 Financial Statements
5.12 Taxes
5.13 Government Regulation
5.14 Employee Benefit Plans
5.15 Purpose of the Revolving LoanAdvances
5.16 Properties; Liens
5.17 Environmental Laws: Hazardous Materials
5.18 Insurance
5.19 Operation of Business
5.20 Margin Securities
5.21 Disclosure
5.22 Agreements

SECTION 6 COVENANTS
6.1 Use of Proceeds
6.2 Books and Records
6.3 Items to be Furnished
6.4 Inspection
6.5 Taxes
6.6 Expenses

i

6.7 Maintenance of Existence, Assets and Business
6.8 Maintenance of Priority of Lender Liens
6.9 Dispositions of Properties
6.10 Sales
6.11 Compliance with Laws and Documents
6.12 Fiscal Year and Accounting Methods
6.13 Insurance; Payment of Premiums
6.14 Environmental Laws
6.15 GENERAL INDEMNIFICATION
8.16 ENVIRONMENTAL INDEMNIFICATION
6.17 Employee Benefit Plans
6.18 Notice of Litigation
6.19 Loans, Advances and Investments
6.20 Transactions with Affiliates
6.21 Material Contracts
6.22 New Business
6.23 Addresses
6.24 Restrictions on Debt
6.25 Issuance of Capital Stock
6.26 Mergers and Dissolutions
6.27 Default on Debt
6.28 Distributions
6.29 Current Ratio
6.30 Net Worth
6.31 Interest Coverage Ratio
6.32 Limitation on Liens

SECTION 7 DEFAULT
7.1 Payment of Obligations
7.2 Certain Covenants
7.3 Other Covenants
7.4 Voluntary Debtor Relief
7.5 Involuntary Proceedings
7.6 Attachment
7.7 Payment of Judgments
7.8 Default Under Other Debt
7.9 Divestment Proceedings
7.10 Concealment or Removal of Collateral
7.11 Misrepresentation
7.12 Validity and Enforceability of Loan Documents
7.13 ERISA
7.14 Change of Control
7.15 Material Adverse Change

SECTION 8 RIGHTS AND REMEDIES
8.1 Remedies Upon Default
8.2 Waivers
8.3 Performance by Lender
8.4 Delegation of Duties and Rights
8.5 Lender Not in Control
8.6 Waivers by Lender
8.7 Cumulative Rights
8.8 Application of Proceeds
8.9 Diminution in Value of Collateral
8.10 Certain Proceedings

SECTION 9 MISCELLANEOUS
9.1 Changes in GAAP
9.2 Exhibits
9.3 Communications
9.4 Form and Number of Documents

ii

9.5 Exceptions to Covenants
9.6 Survival
9.7 GOVERNING LAW
9.8 Maximum Interest Rate
9.9 Invalid Provisions
9.10 Entirety
9.11 Amendments, Etc
9.12 Waivers
9.13 Governmental Regulation
9.14 Multiple Counterparts
9.15 Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances
9.16 Waiver by Borrower
9.17 Successors and Assigns; Participations; Novation
9.18 ARBITRATION
9.19 Jurisdiction and Venue

SCHEDULES AND EXHIBITS

Schedules

Schedule 3.1	Waxahachie Contracts and
Madisonville Contracts
Schedule 4.1	Letter of Credit Form
Schedule 6.24	Existing Debt

Exhibits

Exhibit A	Term Note
Exhibit B	Advance Request Notice
Exhibit C	Compliance Certificate
Exhibit D	Financial Report Certificate

iii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of March 31, 2003, between Gateway Pipeline Company, a Texas corporation (“Pipeline”) and Gateway Processing Company, a Texas corporation (“Processing”, Pipeline and Processing collectively “Borrowers”), Gateway Energy Corporation, a Delaware corporation (“Guarantor”), and Southwest Bank of Texas, N.A., a national banking association (“Lender”).

WITNESSETH:

1.             Contemporaneously herewith, Borrowers and Lender entered into First Amended and Restated Credit Agreement, and the certificates and documents executed pursuant thereto or in connection therewith, to (a) partially amend, extend and restate (but  not discharge, novate or release) the  Credit Agreement (“2002 Credit Agreement”) dated as of February 21, 2002 establishing a One Million Five Hundred Thousand Dollars ($1,500,000.00) term credit facility, which was previously amended by (i) Loan Modification Agreement dated as of August 31, 2002 and recorded in Volume 1883, page 1812 of the Official Public Records of Ellis County, Texas, and in Volume 632, page 173 of the Official Public Records of Madison County, Texas, to modify the Maturity Date, Payment Date and other terms of the 2002 Credit Agreement, (ii) letter agreement dated December 12, 2002 to amplify the procedures for administering draw requests pursuant to the 2002 Credit Agreement, (iii) Second Loan Modification Agreement dated as of February 20, 2003, from Borrowers to A. Stephen Kennedy, as Trustee, and the Lender to further modify the Payment Date and other terms of the 2002 Credit Agreement  and (iv) Third Loan Modification Agreement dated as of March 31, 2003, recording deferred, from Mortgagor to A. Stephen Kennedy, as Trustee, and the Bank ( collectively, the “Existing Credit Agreement”) and (b) finance the construction and mobilization of the  Madisonville Gathering System (defined below and in the Existing Credit Agreement) by Borrowers; and

2.             Borrowers have requested that Lender establish a new credit facility to provide supplemental financing for the completion and mobilization of the Madisonville Gathering System, and Lender has agreed to do so, upon and subject to the conditions and covenants stated herein.

For a sufficient consideration including, without limitation, the mutual covenants contained herein, Borrowers and Lender agree as follows:

SECTION 1.  DEFINITIONS.

1.1           Definitions.  As used in this Agreement, the following terms have the following meanings:

ADAC means Allen Drilling Acquisition Company, a Nebraska corporation duly qualified to conduct business and in good standing in the State of Texas.

ADAC Agreement means the Agreement dated March 6, 2003, and any amendment, extension, modification, renewal or supplement thereto, delivered by Borrowers, Guarantor and ADAC with respect to the Madisonville Gathering System.

Affiliate of any Person means any other Person who directly or indirectly controls, or is controlled by, or is under common control with, such Person.  For purposes of this definition only, “control,” “controlled by,” and “under common control with” mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise).  Any Person who beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors (or individuals performing similar functions of a Person) and any Person who is an officer or director of a Person shall be conclusively deemed to control such Person.

Agreement means this Credit Agreement, including the Schedules and Exhibits hereto, as the same may be amended, restated or supplemented from time to time.

Borrowers mean Pipeline, Processing and their permitted successors and assigns, respectively.

Business Day means any day (other than Saturdays and Sundays) on which commercial banks are not authorized or required to close in Houston, Texas.

Capital Lease Obligations means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.  For purposes of this Agreement, the amount of Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

Capital Stock means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

Change of Control means any of the following events:  (a) any “person” or “group” of persons who are not currently stockholders or beneficial holders shall have acquired “beneficial ownership” of more than 25% of the outstanding common stock of the Borrowers  (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, Guarantor shall cease for any reason to own one hundred per cent (100%) of the Capital Stock of each of Pipeline and Processing, subject to the Security Documents delivered to the Lender contemporaneously herewith.

Closing Date means the date on which all of the conditions precedent in Section 4 have been satisfied.

Code means the Internal Revenue Code of 1986, as amended, and all regulations promulgated and rulings issued thereunder.

Collateral is defined in Section 3.1.

Current Assets means, at any particular time, all amounts which, in conformity with GAAP, would be included as current assets on a consolidated balance sheet of Borrowers and Guarantor.

Current Liabilities means, at any particular time, all amounts which, in conformity with GAAP, would be included as current liabilities on a consolidated balance sheet of Borrowers and Guarantor.

Current Financials means (a) the audited Financial Statements showing the consolidated financial condition and results of operations of Borrowers and Guarantors on a consolidating accounting basis for the year ended on December 31, 2001, and (b) the unaudited interim Financial Statements of Borrowers and Guarantor on a consolidating accounting basis dated as of September 30, 2002.

Debt means as to any Person at any time (without duplication): (a) all obligations of that Person for borrowed money, (b) all obligations of that Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of that Person to pay the deferred purchase price of Property or services, except trade accounts payable of that Person arising in the ordinary course of business that are not past due by more than ninety (90) days, (d) all Capital Lease Obligations of that Person, (e) all Debt or other obligations of others Guaranteed by that Person, (f) all obligations secured by a Lien existing on Property owned by that Person, whether or not the obligations secured thereby have been assumed by that Person or are non-recourse to the credit of that Person, (g) all reimbursement obligations of that Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments, (h) all obligations of that Person to redeem or retire shares of Capital Stock of that Person, (i) all obligations and liabilities of that Person in connection with Financial Hedges and Hydrocarbon Hedges, and (j) all liabilities of that Person in respect of unfunded vested benefits under any Plan; provided, however, that the Debt of any Person shall not include any liability that (i) was incurred by that Person on ordinary (or better than ordinary) trade terms to vendors, suppliers, or other Persons providing goods and services for use by that Person in the ordinary course of its business or (ii) may be beyond the stated term if that Person disputes the liability in good faith and maintains adequate reserves therefor in accordance with GAAP.

Debtor Relief Laws means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments or similar Laws from time to time in effect affecting the Rights of creditors generally.

Deed of Trust means each of the First Amended and Restated Deeds Of Trust, Mortgages, Assignments, Security Agreements And Financing Statements in form and substance acceptable to the Lender, and any amendment, extension, modification, renewal or supplement thereof, delivered or to be delivered pursuant to the Existing Agreement by (a) Pipeline covering the Waxahachie Contracts and the Waxahachie Distribution System, and amending and restating (but not novating) the Waxahachie Mortgage and (b) Pipeline and Processing covering the Madisonville Contracts and the Madisonville Gathering System, and amending and restating (but not novating) the Madisonville Mortgage.

Default is defined in Section 7.

Default Rate means a per annum rate of interest equal from day to day to the lesser of (a) ten and one — quarter per cent  (10.25%) or (b) the Highest Lawful Rate.

Environmental Laws means any and all federal, state, and local laws, regulations, and requirements regulating, pertaining to, or imposing liability or standards of conduct concerning any Hazardous Substance or environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. § 11001-11050, the Clean Air Act, 42 U.S.C. 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as such laws, regulations, and requirements may be amended or supplemented from time to time.

Environmental Liabilities means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, express or implied warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Substance into the environment.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

ERISA Affiliate means any company or trade or business (whether or not incorporated) which is a member of a group of which the Borrowers and Guarantor are a member and which is under common control with the Borrowers and Guarantor within the meaning of Section 414(b) or (c) of the Code.

Exhibit means an exhibit attached hereto unless otherwise specified.

Existing Credit Agreement means the documents described in Recital 1.

Existing Loan means the loans made by Lender to Borrower pursuant to the Existing Loan Documents.

Existing Loan Documents means the documents now or hereafter executed in connection with the Existing Loan including, without limitation (a) promissory note of even date herewith made by Borrowers and payable to the order of Lender in the original principal amount of One Million Five Hundred Thousand and NO/100ths Dollars ($1,500,000.00), (b) the First Amended and Restated Credit Agreement of even date herewith, together with the security documents and other loan documents described therein or delivered pursuant thereto, by or on behalf of Borrowers or Guarantor to or for the benefit of Lender in connection the promissory note for the Existing Loan, and (c) any amendment, extension, modification, renewal or supplement thereof.

Financial Report Certificate means a certificate substantially in the form of Exhibit D and containing such other certifications and information as Lender may reasonably request concerning compliance with the Loan Documents.

Financial Statements means balance sheets, profit and loss statements, statement of retained earnings and statements of cash flow prepared in comparative form to the corresponding period of the preceding reporting period.

GAAP means generally accepted accounting principles of the Securities and Exchange Commission, and to the extent not inconsistent therewith the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, which are applicable as of the date of the Current Financials.

Governmental Authority means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

Guarantee by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include obligations under endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

                Guarantor means Gateway Energy Corporation, and its permitted successors and assigns.

                Guaranty means the continuing guaranty agreement in favor of the Lender in form and substance acceptable to the Lender, and any amendment, extension, modification, renewal or supplement thereof, delivered or to be delivered by the Guarantor hereunder.

Hazardous Substance means any hazardous or toxic waste (or any substance which is listed as such under any Environmental Law).

Highest Lawful Rate means the maximum rate or amount of interest which Lender is allowed by Law to contract for, charge, take, reserve or receive.

Indemnified Liabilities is defined in Section 6.15.

Indemnified Parties is defined in Section 6.15.

Laws mean all applicable statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, or decrees of any Tribunal, and any judicial interpretation thereof.

Lender Liens means Liens in favor of Lender securing all or any of the Obligations, including but not limited to Rights in any Collateral created in favor of Lender.

Lender means Southwest Bank of Texas, N.A. and its successors and assigns.

Letters of Credit means, collectively, one or more irrevocable standby letters of credit in favor of Lender, issued by one or more banks approved by Lender in its sole and absolute discretion, pursuant to which Lender shall be unconditionally authorized to draw an aggregate amount of up to Nine Hundred Thousand and no/100ths Dollars ($900,000) on or before May 30, 2006 after the occurrence of a Default, together with any renewal or replacement of any thereof including, without limitation, letters of credit delivered by ADAC on behalf of the Borrowers to Lender pursuant to Section 4.1 by (i) Gold Bank of Leawood, Kansas, pursuant to which Lender shall be unconditionally authorized to draw Five Hundred Thousand and no/100ths Dollars ($500,000.00) and (ii) Bank Julius Baer & Co. Ltd., New York Branch, pursuant to which Lender shall be unconditionally authorized to draw Four Hundred Thousand and no/100ths Dollars ($400,000.00).

Lien means any lien, mortgage, security interest, pledge, charge, title retention agreement or encumbrance of any kind, and any other Right of or arrangement with any creditor to have his claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

Litigation means any claim, demand or action conducted or expressly threatened in writing by or before any Tribunal including, but not limited to, claims or demands by any Person for actual or claimed breaches of any express or implied conditions or covenants contained or referred to in any agreement, contract or lease included in the Collateral.

Loan means the amount loaned by Lender to Borrowers under the Loan Documents.

Loan Documents means (a) this Agreement and any certificates delivered pursuant to this Agreement, (b) any and all notes (including, without limitation, the Note), the Security Documents and other agreements in favor of Lender that have been, are now being or hereafter are delivered pursuant to this Agreement, and (c) all future renewals, extensions or restatements of, or amendments or supplements to, any of the foregoing.

Madisonville Contracts means the gas purchase, treatment and transportation contracts related to the Madisonville gathering system more particularly described on Schedule 3.1, for (i) Processing to purchase sour gas at the wellhead from Redwood Energy Production L.P.’s Ruby Magness Well No. 1 in the Madisonville Rodessa Field, (ii) Processing to deliver that gas to the separator installed by Hanover Compression Limited Partnership (“Hanover”) for the Ruby Magness Well No. 1 for removal of CO2 and H2S at a treatment plant to be fabricated, installed, operated and owned at a location in the Madisonville Rodessa field by Hanover, (iii) Pipeline to accept the processed gas at the tailgate of Hanover’s treatment plant and (iv) Pipeline to transport the processed gas approximately seven miles on a pipeline to be constructed by Pipeline for Processing’s account to a delivery point on TXU Lone Star’s transmission line for marketing.

Madisonville Mortgage means the Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement dated as of August 31, 2002, and recorded in Volume 632, page 186 of the Official Public Records of Madison County, Texas, from Gateway Pipeline Company, as mortgagor and debtor, to A. Stephen Kennedy, as Trustee for the benefit of Southwest Bank of Texas, N.A., as holder and secured party, covering the Madisonville Gathering System.

Madisonville Gathering System means the contracts, easements, equipment, facilities, fixtures, real property and any and all other Property of any nature whatsoever more particularly described in the Madisonville Mortgage, as amended and restated from time to time in connection with this Agreement, whether (i) now owned or hereafter acquired by Pipeline or Processing, (ii) real, personal or mixed or (iii) situated on the easements or real property described in applicable the Deeds of Trust, or used by Pipeline or Processing in connection with the Madisonville Contracts.

Material Adverse Effect means any set of circumstances or events which would reasonably be expected to (a) have any adverse effect upon the validity or enforceability of any Loan Document, (b) be material and adverse to the Collateral as a whole, or the financial condition of Borrowers or Guarantor as represented in the Current Financials, or (c) cause a Default.

                Maturity Date is April 30, 2006.

                Minimum Net Operating Margin means the remainder of (a) the gross proceeds received by each Borrower from (i) the distribution, gathering, marketing, processing, sale or transportation of petroleum, natural gas and all other hydrocarbons produced therefrom or in association therewith (including, without limitation, all commodities, products, by-products and residual products of commercial value derived, manufactured or produced from the foregoing) pursuant to the Waxahachie Contracts and the Madisonville Contracts and (ii) the operation and ownership of the Pipeline Systems, minus (b) the sum of (i) the purchase price paid by each Borrower for the petroleum and natural gas sold pursuant to the Waxahachie Contracts and the Madisonville Contracts and (ii) the reasonable and necessary expenses incurred in maintaining and operating (aa) the Waxahachie Distribution System by Pipeline in connection with sale of petroleum and natural gas pursuant to the Waxahachie Contracts and (bb) the Madisonville Gathering System in connection with the processing and sale of petroleum and natural gas pursuant to the Madisonville Contracts. Each Borrower shall exclude general and administrative expenses from the calculation of Minimum Net Operating Margin.

Multiemployer Plan means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which the Borrowers, Guarantor or any ERISA Affiliate is making, or has made, or is accruing, or has accrued, an obligation to make contributions within the past three (3) calendar years.

Multiple Employer Plan means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA and to which the Borrowers, Guarantor or any ERISA Affiliate and an employer other than an the Borrower, Guarantor or any ERISA Affiliate contribute or have an obligation to contribute.

Note means the Promissory note executed and delivered by Borrowers pursuant to Section 2.1, and any amendment, rearrangement, restatement, renewal and extension of the Note.

Obligations means all present and future obligations, indebtedness, and liabilities of Borrowers and Guarantor to Lender arising pursuant to any of (a) the Loan Documents, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, or unliquidated, including, without limitation, the obligation of Borrowers and the Guarantor to repay the Loan, interest on the Loan, and all fees, indemnities, costs, and expenses (including attorneys’ fees) provided for in the Loan Documents which are attributable to the Loan and (b) the loan documents now or hereafter executed and delivered by Borrowers and

Guarantor in connection with the Existing Loan, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, or unliquidated, including, without limitation, the obligation of Borrowers and the Guarantor to repay the Existing Loan, interest on the Existing Loan, and all fees, indemnities, costs, and expenses (including attorneys’ fees) provided for in the Existing Loan Documents.

Payment Date means the last day of each calendar month during the term of this Agreement, beginning April 30, 2003 and continuing on the last day of each consecutive calendar month thereafter until the Maturity Date.

PBGC means the Pension Benefit Guaranty Corporation or any successor thereof, established pursuant to ERISA.

PBGC Plan means any Pension Plan subject to Title IV of ERISA.

Pension Plan means an employee pension benefit plan as defined in Section 3(2) of ERISA which Borrowers, Guarantor or any ERISA Affiliate sponsors or maintains, or to which s, Guarantors or any ERISA Affiliate makes, is making or is obligated to make contributions, excluding any Multiemployer Plan.

Permitted Liens means (a) the Lender Liens, (b) Liens listed on Schedule 6.24 hereto, which Borrowers have disclosed to Lender, (c) Liens for Taxes, Liens of mechanics and materialmen, and other liens incurred in the ordinary course of business of the Pipeline Systems that do not exceed  $100,000.00 in the aggregate, (d) Liens securing the payment and performance of leases for equipment used by Borrowers in the ordinary course of business of the Pipeline Systems that do not cover or encumber any of Borrowers’ respective Property except the equipment leased thereunder, (e)  pledges or deposits made to secure payment of worker’s compensation, or to participate in any fund in connection with worker’s compensation, unemployment insurance, pensions or other social security programs, (f) good-faith pledges or deposits made by (i) Processing to secure performance of bids or contracts, not in excess of 10% of the aggregate amount due thereunder, to construct the Madisonville Gathering System in connection with the Madisonville Contracts, or (ii) the Borrowers to obtain certificates of responsibility or statutory bonds, in the ordinary course of business of the Pipeline Systems, (g) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of Property, none of which materially impair the use of such Property by Borrowers, in the operation of their respective businesses, and none of which is violated by existing or proposed structures or land use, and (h) claims and Liens for Taxes due and payable, claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits, claims and Liens of carriers, landlords, mechanics, materialmen, warehousemen or other like Liens, and adverse judgments on appeal, so long as the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserves or other appropriate provision (if any) required by GAAP have been made, levy and execution thereon have been (and continue to be) stayed (provided that any of the foregoing which burden any Collateral must be subordinate to all Lender Liens), and they do not materially detract from the value of the Property of the Person in question, or materially impair the use thereof in the operation of its business, individually or in the aggregate.

Person means any individual, sole proprietorship, unincorporated organization, corporation, association, partnership, joint venture, trust, institution, Tribunal or other entity.

Pipeline Systems mean (i) the Madisonville Gathering System and (ii) the Waxahachie Distribution System.

Plan means any employee benefit plan as defined in Section 3(3) of ERISA established or maintained by the Borrowers, Guarantor or any ERISA Affiliate and which is covered by Title IV of ERISA.

Potential Default means the occurrence of any event which, with notice or lapse of time or both, would become a Default.

Prohibited Transaction is as defined in Section 406 of ERISA or Section 4975 of the Code.

Property means property of all kinds, real, personal or mixed, tangible or intangible (including, without limitation, all rights relating thereto), whether owned or acquired on or after the date of this Agreement.

Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

Regulatory Change means, with respect to Lender, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including Lender of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

Release is as defined in 42 U.S.C. § 9601(22).

Remedial Action means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Substances in the environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Substances so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care for incidents involving actual or threatened Releases of Hazardous Substances or actual or potential violations of Environmental Laws.

Reportable Event is as defined in Section 4043 of ERISA.

Rights means rights, remedies, powers, privileges and benefits.

Schedule means a schedule attached hereto unless specified otherwise.

Section means a section or subsection of this Agreement unless specified otherwise.

Security Agreements means (i) the security agreement in form and substance acceptable to the Lender, and any amendment, extension, modification, renewal or supplement thereof, delivered or to be delivered by ADAC hereunder covering all of the Letters of Credit now or hereafter delivered by ADAC on behalf of Borrowers pursuant to the ADAC Agreement to Lender, (ii) the First Amended and Restated Security Agreement delivered contemporaneously herewith by Guarantor, as Debtor, to the Lender, as secured party, and any amendment, extension, modification, renewal or supplement thereof, which covers all of the fully paid and non-assessable Capital Stock of each of the Borrowers that has been issued and is outstanding and (iii) First Amended and Restated Security Agreement delivered contemporaneously herewith by the Borrowers, as Debtors, to the Lender, as secured party, and any amendment, extension, modification, renewal or supplement thereof, which covers all of the Madisonville Contracts and the other collateral described therein.

Security Documents means, collectively, the Deeds of Trust, the Guaranties, each of the Security Agreements, and all related financing statements and any other agreement, in form and substance satisfactory to Lender, executed and delivered by any Person in connection with or pursuant to this Agreement for the purpose of creating a first priority Lien on any of its Property.

Subordination Agreement means an agreement in form and substance acceptable to Lender, and any amendment, extension, modification, renewal or supplement thereof, delivered or to be delivered by ADAC expressly subordinating all Liens and Rights that the Borrowers or Guarantor may now or hereafter grant ADAC in the Pipeline Systems, Madisonville Contracts, Waxahachie Contracts or other Property pursuant to the ADAC Agreement.

Subsidiary with respect to any Person means (a) a corporation a majority of whose voting stock is at any time, directly or indirectly, owned by that Person, by one or more Subsidiaries of that Person, or by that Person and one or more Subsidiaries of that Person, or (b) any other Person (other than a corporation) in which that Person, a Subsidiary of that Person, or that Person and one or more Subsidiaries of that Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the majority of the directors or other governing body of that Person.

Tangible Net Worth means, at any particular time, all amounts which, in conformity with GAAP, would be included as stockholders’ equity on a balance sheet of Borrowers or Guarantor, provided, however, there shall be (i) added thereto the Debt of that Person, calculated in accordance with GAAP consistently applied, heretofore (or hereafter) incurred, that by the express terms of the instrument creating or evidencing that Debt (or a subordination agreement in form and substance acceptable to the Lender) is validly and effectively made subordinate and subject in the right of payment and performance to the prior payment of the Obligations to the Lender and (ii) excluded therefrom (a) any amount at which shares of Capital Stock of either Borrower appears as an asset on Borrowers’ or Guarantor’s balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, and (d) all other assets which are properly classified as intangible assets under GAAP.

Taxes means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal.

Tribunal means any (a) local, state or federal judicial, executive or legislative instrumentality, and (b) private arbitration board or panel.

UCC means the Uniform Commercial Code as in effect in the applicable jurisdiction.

Waxahachie Contracts means the gas purchase, sale, transportation and other contracts more particularly described on Schedule 3.1, and any and all additions, amendments, extension, modification, renewal or supplement thereof, pursuant to which Pipeline buys, sells and transports natural gas with respect to the Waxahachie Distribution System on the terms and conditions specified in each contract.

Waxahachie Distribution System means the contracts, easements, equipment, facilities, fixtures, real property and any and all other Property of any nature whatsoever more particularly described in the Waxahachie Mortgage, as amended and restated from time to time in connection with this Agreement, whether (i) now owned or hereafter acquired by Pipeline, (ii) real, personal or mixed or (iii) situated on the easements or real property described in the Deed of Trust, or used by Pipeline in connection with the Waxahachie Contracts.

Waxahachie Mortgage means the First Amended and Restated Deed of Trust, Mortgage, Assignment of Production, Security Agreement and Financing Statement executed contemporaneously herewith by Pipeline, as Mortgagor and Debtor, and delivered to A. Stephen Kennedy, as Trustee, and the Lender, as Beneficiary, Mortgagee and Secured Party, and any amendment, extension, modification, renewal or supplement thereof, which covers the Waxahachie Distribution System.

Welfare Plan means an employee welfare benefit plan as defined in Section 3(l) of ERISA which Borrowers, Guarantor or any ERISA Affiliate sponsors or maintains, excluding any Multiemployer Plan.

1.2           Other Definitional Provisions.  All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. Each gender shall be deemed to include the other genders, and the singular shall be deemed to include the plural (and vice versa), as the context requires. Each representation, warranty and covenant herein shall have independent significance; and if two representations, warranties or covenants in the Loan Documents relate to the same subject matter (regardless of the relative levels of specificity), the maintenance of one representation, warranty or covenant shall not cure, diminish or mitigate the breach of another representation, warranty or covenant. The words “hereof,” “herein,” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “include” and its variants mean “include, but not limited to” and illustrative examples shall not be construed to limit (expressly or by implication) the matters they illustrate. The captions of articles, sections and clauses are provided for convenience only, and not as an aid to the construction of any of the Loan Documents.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC. The Borrowers, Guarantor and the Bank have participated jointly in the drafting of the Loan Documents. If an ambiguity, question of intent or question of interpretation arises, the Loan Documents shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of all or any part of the Loan Documents.

1.3           Accounting Terms and Determinations.  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder after the Closing Date shall be prepared, in accordance with GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.11 hereof.  All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP, on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.11 hereof.

SECTION 2.  THE REVOLVING LOAN.

2.1           Advances.  Subject to and in reliance upon the terms, conditions, representations and warranties in the Loan Documents, Lender hereby agrees to make to Borrowers, prior to the Maturity Date, in one or more advances, a Loan up to the aggregate principal amount of Nine Hundred Thousand Dollars ($900,000.00).  The Loan shall be evidenced by a promissory note executed by the Borrowers and payable to the order of Lender substantially in the form of Exhibit A, dated as of March 31, 2003 and maturing on the Maturity Date (the “Note”).

(a) Borrowers may borrow, pay, prepay in whole or in part and reborrow hereunder until Maturity Date,  so long as not more than  an amount of principal equal to Nine Hundred Thousand Dollars ($900,000.00), in the aggregate, is outstanding at any one time. The Borrowers and Lender acknowledge that (i) this is a revolving credit loan, (ii) the Lender may limit or reduce the amount of any advance requested by the Borrowers under the Note or this Agreement, from time to time, so that the maximum amount of principal outstanding under the Note or any of the other Loan Documents does not exceed the face amount of the Note, (iii) the Borrowers shall prepay the amount of principal outstanding under the Note or any of the other Loan Documents, from time to time, that may exceed the face amount of the Note within five (5) days of receipt of written notice from Lender or as otherwise provided in Section 2.6 (b), and (iv) there may be times when no indebtedness is owing under the Note or the other Loan Documents due to prepayments made by the Borrowers thereon, but the Note and the other Loan Documents shall remain valid and shall be in full force and effect (notwithstanding such occurrences), as to any and all subsequent loans or advances.

(b) Each advance shall be made in accordance with Subparagraphs (c) and (d) below following Lender’s receipt of Borrowers’ advance request notice, and all materials specified therein, which shall (i) be irrevocable and binding on Borrowers, (ii) designate whether the Borrowers will use the advance to pay (aa) current construction and mobilization costs attributable to the completion of the Madisonville Gathering System represented by invoices attached to the notice of advance or (bb) in whole or in part, a subordinated debt principal and interest payment of approximately Two Hundred Fifty Thousand and No/100ths Dollars ($250,000.00), and (iii) state the amount of each requested advance, and the date the Lender is requested to make each advance.

(c) For each advance request, the Borrowers will: (1) deliver, or cause all vendors that provide or supply labor, materials or services to or for the account of the Borrowers in connection with the construction and mobilization of the Madisonville Gathering System to deliver, copies of all bills, invoices and statements to Borrowers and Lender that will be paid from the applicable advance; (2) promptly review each bill, invoice and statement upon receipt to confirm that (a) the vendor actually provided or supplied the labor, materials and services described therein, (b) the labor, materials and services conform, in all respects, to the applicable plans, specifications and requirements for the Madisonville Gathering System, and (c) the vendor is owed the full amount set forth in the applicable bill, invoice and statement; and (3) deliver an advance request notice, substantially in the form attached as Exhibit B hereto, to the Lender requesting the Lender to (a) make an advance pursuant to Section 2.1 of this Agreement and (b) pay directly to the applicable vendor all (or a specific part) of the applicable invoice on or before the applicable due date

(d) The Lender must receive Borrowers’ notices of advance no later than 2:00 p.m. (Houston, Texas time) one (1) Business Day preceding the Business Day the Borrowers wish to receive an advance for Madisonville Gathering System for completion and mobilization costs Each advance shall be subject to the satisfaction of the applicable conditions precedent in Section 4.

 Lender shall (unless to its actual knowledge any of the conditions precedent therefor have not been satisfied by Borrowers or waived by Lender) make each requested advance, as applicable, available to Borrowers by wire transfer or deposit as directed by Borrowers in the notice of advance. Each advance shall be reflected by a notation made by Lender in its business records. The aggregate amount of the advances reflected by the notations made in Lender’s business records shall be, in the absence of manifest error,  conclusive evidence of the principal amount owed by Borrowers under the Note, which the Borrowers shall repay pursuant to Section 2.2.

2.2           Payments.  The Borrowers shall repay the principal amount then outstanding, and all accrued but unpaid interest, on the Loans advanced under this Agreement in full on the Maturity Date; provided that, the Borrower (a) shall make mandatory prepayments of principal as provided in Section 2.1 (a) and (b) may make voluntary prepayments of principal from time to time as provided in Section 2.6. Each payment on the Obligations must be paid at Lender’s office, 5 Post Oak Park Place Office Building, 4400 Post Oak Parkway, Houston, Texas 77027, in funds which are or will be available for immediate use by Lender by 2:00 p.m. (Houston time) on the day due.  If any action is required or any payment is to be made on a day which is not a Business Day, then that action or payment may be delayed until the next succeeding Business Day.  Any extension of time shall be included in the computation of payments of interest and fees.  All payments by the Borrowers of principal of and interest on the Loan, and of all fees and other amounts payable under any Loan Document, shall be payable without deduction for or on account of any present or future Taxes or other charges (excluding any franchise taxes or income taxes imposed on or measured by the overall net income, assets, net worth or shareholders’ capital of Lender) levied or imposed by the United States of America (or by any political subdivision or taxing authority thereof or therein) through withholding or deduction with respect to any such payments.  If any Taxes or other charges are so levied or imposed, the Borrowers will make additional payments in such amounts so that every net payment of principal of and interest on the Obligations, and of all other amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future Taxes or other charges, will not be less than the amount provided for herein or therein.

2.3           Interest Rate and Payments.  The principal of the Loan advanced under this Agreement shall bear interest prior to the earlier of the Maturity Date, or Default, at a fixed rate of seven and one-quarter per cent (7.25%) per annum. The Borrowers shall pay accrued but unpaid interest on the principal advanced hereunder beginning on April 30, 2003 and continuing on each Payment Date thereafter until the Maturity Date.

2.4           Default Rate.  At the option of Lender and to the extent permitted by Law, all past-due (a) principal of the Loan and accrued interest thereon and (b) any other amount payable by Borrowers under any of the Loan Documents shall bear interest from the date due (stated or by acceleration) at the Default Rate until paid, regardless of whether such payment is made before or after entry of a judgment.

2.5           Interest Calculations.  All payments of interest shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 365 or 366 days, as the case may be.

2.6           Voluntary Prepayments.  Borrowers may, upon one Business Day’s notice, prepay all or any part of the outstanding principal of the Loan from time to time prior to the Maturity Date, in whole or in part. A notice of prepayment shall constitute a binding obligation of Borrowers to make a prepayment on the date stated therein.  Prepayments of principal of the Loan shall be applied to principal installments in inverse order of maturity, and may be re-borrowed as provided in this Agreement.

                                2.7           Order of Application.

                                (a)           So long as no Default has occurred and is continuing, payments of the Obligations shall be applied in full until exhausted first to accrued interest, and second to principal of the Obligations as directed by Borrowers.

                                (b)           At any time during which a Default has occurred and is continuing, any payment or prepayment (including proceeds from the exercise of any Rights under the Loan Documents) shall be applied in the following order: (i) to expenses for which Lender is entitled to reimbursement in accordance with Section 6.6 but for which Lender has not then been reimbursed, (ii) to accrued interest on the Obligations, (iii) to the principal of the Loan, or (iv) any combination of the foregoing in each case in the manner Lender deems appropriate.

SECTION 3.  SECURITY.

3.1           Security.  The full and complete payment and performance of the Obligations shall be secured by (a) the Letters of Credit, (b) the Guaranty, and (c) first priority, perfected Lender Liens in, and assignment of, all of the issued and outstanding Capital Stock of each of the Borrowers, the Waxahachie Contracts, the Madisonville Contracts, the Pipeline Systems and all Property appurtenant thereto as described in the Security Documents (collectively, and together with proceeds and products thereof, the “Collateral”), each such Lender Lien and assignment to be evidenced by a Security Document.

3.2           Additional Security and Guaranties.  Lender may, without notice or demand and without affecting Borrowers’ obligations under the Loan Documents, from time to time (a) take from any Person and hold collateral (other than the Collateral) for the payment and performance of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof, (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release any endorser or guarantor, or any Person who has given any other security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations, and (c) accept and hold any extension, renewal or replacement of the Letters of Credit as may be necessary to maintain a Letter of Credit as part of the Collateral as provided herein.

3.3           Security Documents.  Borrowers and Guarantor shall promptly execute and cause to be executed such further documents, schedules and instruments, including without limitation, security agreements, UCC financing statements, as Lender, in its sole discretion, reasonably deems necessary or proper to create, evidence, maintain, continue and perfect its Liens on the Collateral.

3.4           Setoff.  If a Default shall have occurred and be continuing, Lender is hereby authorized at any time and from time to time, without notice to Borrowers or Guarantor (any such notice being hereby expressly waived by Borrowers and Guarantor), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrowers or Guarantor against any and all of the obligations of Borrowers or Guarantor now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured.  Lender agrees promptly to notify Borrowers and Guarantor after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The Rights of Lender hereunder are in addition to other Rights (including, without limitation, other rights of setoff) which Lender may have.

3.5           Proceeds. Notwithstanding that, by the terms of the various Security Documents, Borrowers are and will be assigning to Lender all of the “Proceeds” (as defined therein) accruing to the Collateral covered thereby, so long as no Default has occurred, Borrowers may continue to receive all of the Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified.  Upon the occurrence of a Default, Lender may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all of the Proceeds then held by Borrowers or to receive all other Proceeds directly from the Persons making payment thereof.  In no case shall Lender’s failure to collect any of the Proceeds constitute an estoppel, waiver, remission or release of any of its Rights under the Security Documents, nor shall any release of any Proceeds by Lender to Borrowers constitute an estoppel, waiver, remission, or release of any other Proceeds or of any Rights of Lender to collect other Proceeds thereafter.

SECTION 4.  CONDITIONS PRECEDENT.

4.1           Initial Advance.  The obligation of Lender to make the initial advance under this Agreement is subject to the condition precedent that Lender shall have received and approved on or before the date of the Advance all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a)           Resolutions.  Resolutions of the Board of Directors of each of the Borrowers and the Guarantor (certified by their respective Secretary or Assistant Secretary) which respectively authorize the execution, delivery and performance by the Borrowers and the Guarantor of the Loan Documents to which each is a party;

(b)           Incumbency Certificates.  Certificates of incumbency of each of the Borrowers and the Guarantor (certified by their respective Secretary or Assistant Secretary) certifying (i) the name of each officer of the Borrowers or the Guarantor that is authorized to sign this Agreement and each of the other Loan Documents to which each is a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (ii) who will, until replaced by other officers duly authorized for that purpose, act as the representative of the Borrowers or the Guarantor for the purposes of signing documents and giving notices and other communications in connection with the Loan Documents and the transactions contemplated thereby;

(c)           Articles of Incorporation.  True and complete copies of the articles of incorporation of each of the Borrowers filed with the Secretary of State of Texas, and certificates of incorporation filed with the Secretary of State of Delaware and qualification to conduct business filed with the Secretary of State of Texas of the Guarantor, each  certified by the Secretary of the applicable Person as of the Closing Date or by an authorized public officer within thirty (30) days of the Closing date;

(d)           Bylaws.  The bylaws of each of the Borrowers and the Guarantor certified by their respective Secretary or Assistant Secretary to be complete and in effect on the Closing Date;

(e)           Governmental Certificates.  Certificates of the appropriate government officials of the States of Delaware and Texas, as applicable to their respective incorporation and qualification to conduct business of Borrowers and Guarantor, as to the existence and good standing of each dated within thirty (30) days prior to the Closing Date;

(f)            Note.  The Note executed by Borrowers;

(g)           Security Documents. The Security Documents executed by Borrowers and the Guarantor, as applicable, and filed of record in the appropriate public records as may be required to perfect a first priority Lien in the Collateral in Lender;

(h)           Guaranty. The Guaranty executed by the Guarantor;

(i)            Letters of Credit. The Letters of Credit each in the form attached as Schedule 4.1.

(j)            Subordination Agreement. The Subordination Agreement executed by ADAC;

(k)           Facility Fee. Lender shall have received a non-refundable fee of Ten Thousand and no/100ths Dollars ($10,000.00) for services rendered,

and to be rendered, by Lender separate and apart from the lending of money or the provision of credit pursuant to the Loan Documents;

(l)            Fees and Expenses.  Lender shall have received all fees and expenses (including, without limitation, reasonable fees and expenses of counsel for Lender) payable by the Borrowers on the Closing Date pursuant to this Agreement;

(m)          Compliance Certificate.  A “Compliance Certificate” of the  president, secretary or chief financial officer of each of the Borrowers and the Guarantor in substantially the form set out in Exhibit C  hereto in which such officer certifies to the satisfaction of the conditions set out in subsections (a), (b) and (c) of Section 4.2 hereof;

(n)           Gas Contracts.  A true and correct copy of each of and the Waxahachie Contracts and the Madisonville Contracts;

(o)           Insurance. True and correct copies of certificates or binders of insurance, noting the Lender as loss payee or additional insured, evidencing Borrower’s compliance with Section 6.13 of this Agreement;

(p)           Material Contracts.  A true and correct copy of every contract pertaining to the Collateral which either (i) affects the marketability, use or value, of the Collateral in any material respect or (ii) creates or evidences a material obligation or material liability on the part of Borrowers which has not been taken into account in the most recent Financial Statements provided to Lender (collectively, “Material Contracts”);

(q)           Lien Searches.  The results of Uniform Commercial Code and other Lien searches showing all financing statements and other Lien instruments filed against the Borrowers or the Guarantor or any of the Financial Statements in such public offices as may be identified by Lender, such searches to be as of a date no more than thirty (30) days prior to the Closing Date; and

(r)            Title Information.  Copies of all title opinions, policies, reports or other information in the possession or under the control of Pipeline with respect to the status of title to the Pipeline Systems that are requested by Lender.

4.2           The Loan Advances.  The obligation of Lender to make Loan advances (including the initial advance) is subject to the following additional conditions precedent:

(a)           No Default.  No Default shall have occurred and be continuing, or would result from the advance;

(b)           Representations and Warranties.  All of the representations and warranties of the Borrowers and Guarantor contained in Section 5 hereof and in the other Loan Documents shall be true and correct in all material respects on and as of the date of the advance with the same force and effect as if such representations and warranties had been made on and as of such date;

(c)           No Legal Violation.  The making of the advance will not violate any law, rule or regulation or any order of any Governmental Authority applicable to Borrowers or Guarantor;

(d)           AFEs and invoices. The Lender shall have received a true and correct copy of all authorities for expenditure, business plans or other material that relate to working capital expenditures, and invoices directly or indirectly related to the construction and mobilization of the Madisonville Gathering System, which will be paid by Borrowers from proceeds of any advance;

(e)           Audits and inspections. Without limiting the generality of the other rights set forth herein, the Lender (at its sole election) shall be entitled to (1) audit the bills, invoices and statements, and obtain copies of any applicable contracts, delivery tickets, work orders and other materials that may not have previously been delivered to it pursuant to Section 2.1 or this Section, related to the construction of the Madisonville Gathering System as Lender may reasonably request, (2) enter the easements, facilities and other Property incorporated in, or used in connection with, the Madisonville Gathering System, (3) inspect the labor, materials and services described in any bill, invoice or statement, and labor, materials and services incorporated in the Madisonville Gathering System, prior to making any advance, (4) receive copies of completion certificates, as-built drawings, plans and specifications and other materials generated or received by the Borrowers with respect to the construction and mobilization of the Madisonville Gathering System, and (5) require any and all vendors to deliver documents reasonably satisfactory to the Lender acknowledging receipt of payment and releasing and waiving any and all liens and other rights with respect to the labor, materials and services that are covered by the payment.

(e)           Additional Documentation. The Borrower shall furnish copies of such additional  acceptance certificates, approvals, inspection reports,  lien waivers, opinions, or other documents as Lender or its legal counsel, may reasonably request.

Each notice of advance by the Borrowers hereunder shall constitute a representation and warranty by the Borrowers and Guarantors that (i) the conditions precedent set forth in Sections 4.2(a), (b) and (c) have been satisfied (both as of the date of such notice and as of the date of such borrowing, unless the Borrowers or Guarantor otherwise notify Lender prior to the date of such borrowing) and (ii) the proceeds of the advance shall only be used for the purposes stated in the notice of advance and, if applicable, approved by Lender.

4.3           Materiality of Conditions.  Each condition precedent herein is material to the transactions contemplated herein, and time is of the essence in respect of each thereof.

4.4           Waiver of Conditions.  Lender may, at its election, make any advance without all conditions being satisfied, but this shall not be deemed to be an estoppel, waiver, remission or release of the requirement that any conditions precedent be satisfied as a prerequisite for any subsequent advance, unless Lender specifically waives each such item in writing.

SECTION 5.  WARRANTIES AND REPRESENTATIONS.

Borrowers and Guarantor  represent and warrant to Lender as follows:

5.1           Existence and Authority.  Borrowers are corporations duly organized and validly existing under the Laws of the State of Texas. Guarantor is a corporation duly organized and validly existing under the Laws of the State of Delaware, and qualified to conduct business in the State of Texas. Each possesses all requisite authority, power, licenses, permits and franchises to conduct its business as presently conducted, to own its

Properties and assets, and to execute, deliver and comply with the terms of each Loan Document to which it is a party, except where the failure to so possess could not, individually or collectively, have a Material Adverse Effect.

5.2           Binding Obligations.  The negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents have been duly authorized and approved by all necessary corporate action and constitute the legal, valid and binding obligations of the Borrowers and the Guarantor, enforceable against Borrowers and the Guarantor in accordance with their respective terms, except as the enforceability thereof may be limited by applicable Debtor Relief Laws, which may delay the enforcement of certain remedies, or by general principles of equity (regardless whether considered in a proceeding in equity or at Law).

5.3           Compliance with Laws and Documents.  Borrowers and Guarantor are not, nor will the execution, delivery and the performance of and compliance with the terms of this Agreement and the other Loan Documents by the Borrowers or Guarantor cause any of them to be, in violation of (i) any Laws, other than such violations which could not, individually or collectively, cause a Material Adverse Effect, or (ii) their organizational documents.  The execution, delivery, and the performance of and compliance with the terms of this Agreement and the other Loan Documents by Borrowers and Guarantor are consistent with, and will not conflict with, result in any breach of, constitute a default  under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant hereto) upon any of the property, assets or revenues of Borrowers or Guarantor pursuant to the terms of any agreement, contract, deed of trust, indebtedness, instrument, mortgage, or Law to which Borrowers or Guarantor are a party or by which Borrowers or Guarantor, or any of their property, assets or revenue are bound or to which they are subject, excluding any conflicts, breaches or defaults which individually or collectively could not have a Material Adverse Effect.

5.4           Litigation.  Borrowers and Guarantor are not involved in, nor aware of the threat of, any Litigation which could reasonably be expected to have a Material Adverse Effect, nor are there any outstanding or unpaid judgments against Borrowers or  Guarantor which could have a Material Adverse Effect.

5.5           No Consents.  Except as may be contemplated by the Loan Documents, no order, consent, approval, license, permit, waiver, exemption, authorization of or validation of, or filing, recording or registration with (except as heretofore have been obtained or made), or exemption by, any Person or Tribunal is required to authorize, or is required in connection with, the execution, delivery, performance, legality, validity, binding effect or enforceability of this Agreement or any other Loan Document.

5.6           Location.  The chief executive offices of each of the Borrowers and Guarantor are located at the addresses shown on the signature page(s) hereto.  Each of the Borrowers and Guarantor is entitled to receive notices hereunder at its chief executive office, notwithstanding that it may maintain other places of business.

5.7           Solvency. Each of Borrowers and Guarantor have sufficient capital to carry on all business and transactions in which they are now respectively engaged or are about to engage, are now solvent and will continue to be solvent after the execution of this Agreement and each other Loan Document and will be able to pay their respective Debts as they mature.  The capital of each of the Borrowers and the Guarantor is not unreasonably small to carry out their respective businesses as now conducted and as proposed to be conducted, considering their respective capital needs, projected capital requirements and capital availability thereof.  Borrowers and Guarantor do not intend to incur Debts beyond their respective ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by it and the amounts to be payable on or in respect of its Debts).

5.8           Debt.  Borrowers and Guarantor are not directly or indirectly obligated (including, without limitation, as a guarantor) on any borrowed money other than Debt permitted under Section 6.24 hereof.

5.9           Fiscal Year.  Each of the Borrowers’ and Guarantor’s fiscal years ends on December 31.

5.10         Relationship with Lender.  No Person who may be deemed to have “control” of the Borrowers or the Guarantor is an “executive officer,” “director,” or “principal shareholder” of Lender or any correspondent of Lender, as such quoted terms are defined in section 215.2 of Regulation 0 of the Board of Governors of the Federal Reserve System, as amended.

5.11         Financial Statements.  Each of Borrowers’ and Guarantor’s Current Financials were prepared on an accrual accounting basis and present fairly Borrowers’ and  Guarantor’s consolidated financial condition, and the results of their respective operations, as of (and for the portions of the fiscal year ending on) the dates thereof.  All material liabilities (direct or indirect, fixed or contingent) of Borrowers and Guarantor as of the dates of the Current Financials are reflected therein or in the notes thereto.

5.12         Taxes.  All Tax returns and reports of the Borrowers and Guarantor required to be filed have been filed (or extensions granted), and all Taxes imposed upon Borrowers or Guarantor which are due and payable have been paid, other than Taxes being contested in good faith for which the criteria for Permitted Liens have been satisfied.

5.13         Government Regulation.  Borrowers and Guarantor are not (nor is any transaction contemplated hereunder) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act (as any of the preceding acts have been amended), any regulations promulgated by the Office of Foreign Assets Control as codified in Chapter V of 31 C.F.R. Pipeline is a “utility” as defined in Chapter 35 of the Texas Business and Commerce Code, as amended; however Processing and Guarantor  are not “utilities”.

5.14         Employee Benefit Plans. (a) No Pension Plan of Borrowers or Guarantor has incurred an accumulated funding deficiency in an amount sufficient to be reasonably likely to have a Material Adverse Effect, (b) Borrowers and Guarantor have not incurred any liability to the PBGC in connection with any such Pension Plan which would reasonably be expected to have a Material Adverse Effect, (c) Borrowers and Guarantor have not withdrawn in whole or in part from participation in a Multiemployer Plan, and (d) no Prohibited Transaction or Reportable Event has occurred with respect to a Pension Plan which would be reasonably likely to have a Material Adverse Effect.

5.15         Purpose of the Revolving Loan Advances.

(a)           The proceeds of the Loan will only be used by Borrowers: (a)  to construct and mobilize the Madisonville Gathering System; or (b) for working capital purposes approved by Lender pursuant to Section 2.1.

(b)           Advances may not be used directly or indirectly for the payment of dividends on Borrower’s Capital Stock.

(c)           Advances may not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulations T, U and X of the Board of Governors of the Federal Reserve System, as amended, or to repay any indebtedness which was created for the purpose of purchasing or carrying margin stock.

5.16         Properties; Liens.

(a)           Borrowers have good and marketable title to all of their respective Properties including, without limitation, the Pipeline Systems/the Collateral (except for Properties that have been disposed of in the ordinary course of business, or as permitted under this Agreement, without having a Material Adverse Effect on either Borrowers’ Tangible Net Worth, or ability to repay the Obligations as provided herein, respectively).

(b)           Other than Permitted Liens, no liens encumber (i) Borrowers’ Property including, without limitation, the Pipeline Systems/the Collateral or (ii) the Capital Stock of each Borrower that has been issued to the Guarantor and is outstanding.

5.17         Environmental Laws: Hazardous Materials.

(a)           Ownership of Borrowers’ Property does not violate any applicable Law of any Governmental Authority or Tribunal or any restrictive covenant (recorded or otherwise), including without limitation all applicable flood disaster laws, water disposal permits, and Environmental Laws where such violation would have a Material Adverse Effect.

(b)           No notice, notification, demand, citation, summons or order has been issued to Borrowers, no complaint has been filed and served on Borrowers,  no penalty has been assessed against Borrowers and, to the knowledge of Borrowers, no investigation or review is pending or threatened by any Tribunal or other Person with respect to (i) any alleged violation of any Environmental Law in connection with the Borrowers’ Property, or (ii) any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the Borrowers’ Property, or (iii) any generation, treatment, storage, recycling, transportation or disposal or Release (other than in compliance with Environmental Laws or permits issued thereunder) of any Hazardous Substance in connection with the Borrowers’ Property where, in each case, any such event has a Material Adverse Effect.

(c)           Except in compliance with Environmental Laws and permits issued thereunder, or where it could not have a Material Adverse Effect, (i) Borrowers, and to their knowledge other Persons, have not Released any Hazardous Substance on, under or in connection with the Borrowers’ Property and none of their  Property have been used (whether by Borrowers or any other Person) as a dump site for any Hazardous Substance; (ii) no polychlorinated biphenyls, urea or formaldehyde is present in connection with the Borrowers’ Property; (iii) no asbestos is present in connection with the Borrowers’  Property; (iv) there are no underground storage tanks, active or abandoned, which have been used to store or have contained any Hazardous Substance in connection with the Borrowers’ Property; and (v) no Hazardous Substance has been reported as present in connection with the Borrower’s Property in a threshold planning quantity, where such a quantity has been established by Law.

(d)           Borrowers have not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under any Environmental Law as a Hazardous Substance site which may lead to claims against Borrowers for clean-up costs, remedial work, damages to natural resources or personal injury, in each case having a Material Adverse Effect.

(e)           No oral or written notification of a Release of a Hazardous Substance has been filed by or on behalf of Borrowers and none of the Borrowers’ Property is listed or proposed for listing on any national priority list promulgated pursuant to any Environmental Law.

(f)            There are no Liens on any of the Borrowers’ Property arising under any Environmental Laws and, to their knowledge, no actions by any Tribunal have been taken or are in process which could subject any of the Borrowers’ Property to such Liens, or which would require any of them to place any notice or restriction relating to the presence of any Hazardous Substance in any deed to any of the Borrowers’ Property where such Liens, notices or restrictions have a Material Adverse Effect.

(g)           Borrowers and Guarantor has made available to Lender all material reports of environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in their possession relating to the Borrowers’ Property.

(h)           Except as previously disclosed to Lender in writing, there have been no agreements (or communications related to agreements) with any Tribunal or any private entity, including, but not limited to, any prior owners of the Borrowers’ Property relating to liability arising from, or the violation of, any Environmental Law relating to their Property or the transportation of any Hazardous Substance to or from their Property, except for agreements and communications made in the ordinary course of business in connection with permits, required reports, requirements of any Environmental Law or inspections of Tribunals having jurisdiction over the Borrowers’ Property.

5.18         Insurance.  Borrowers and Guarantor maintain insurance which complies with Section 6.13.

5.19         Operation of Business.  Borrowers and Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or Rights thereto, reasonably necessary to conduct their businesses substantially as now conducted and as presently proposed to be conducted except where the failure to so possess would not individually or in the aggregate, result in a Material Adverse Effect, and the Borrowers and Guarantor are not in violation of any valid Rights of others which violation may cause a Material Adverse Effect with respect to any of the foregoing.

5.20         Margin Securities.  The Borrowers and Guarantor are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations  T, U, or X of the Board of Governors of the Federal Reserve System).

5.21         Disclosure.  No statement, information, report, representation, or warranty made by the Borrowers or Guarantor in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact, event, or condition known to the Borrowers or Guarantor which has had a Material Adverse Effect, or which could reasonably be expected to have a Material Adverse Effect, that has not been disclosed in writing to Lender.

5.22         Agreements.  The Borrowers and Guarantor are not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect.  The Borrowers and Guarantor are not in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which they are a party.

SECTION 6.  COVENANTS.

So long as (i) Lender is committed to make advances under this Agreement and (ii) any portion of the Obligations are outstanding, unless Borrowers receive a prior written notice from Lender that it does not object to a deviation, Borrowers and Guarantor covenant and agree as follows:

6.1           Use of Proceeds.  Borrowers shall use the proceeds of the Loan only as represented herein.

6.2           Books and Records.  Borrowers and Guarantor shall keep, in accordance with GAAP, proper and complete accounting books, records and accounts, and in respect of the Borrowers’ Property, Borrowers shall maintain proper and complete contract, division order, land, title and such other books, files and records as are usually and customarily maintained by a reasonable and prudent operator of oil and gas pipelines and, in each instance, will permit Lender to inspect the same and make and take away copies thereof at reasonable times during normal business hours.

6.3           Items to be Furnished.  Borrowers and Guarantor shall cause the following to be furnished to Lender:

(a)           As soon as available, but no later than 150 days after the last day of each fiscal year of Guarantor, Financial Statements showing the consolidated financial condition and results of operations of Guarantor and its Subsidiaries as of, and for the year ended on, such last day, accompanied by (i) the opinion, without material qualification, by a firm of independent certified public accountants acceptable to Lender, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of Guarantor and its Subsidiaries, and (ii) a Financial Report Certificate with respect to such Financial Statements.

(b)           As soon as available, but no later than 75 days after the last day of each fiscal quarter of Borrowers and Guarantor (i) Financial Statements showing the financial condition and results of operations of Borrowers and Guarantor as of, and for the period from the beginning of the current fiscal year to, such last day, and a Financial Report Certificate with respect to such Financial Statements, and (ii) a report from each of the Borrowers summarizing the results of their respective Pipeline Systems, in form and substance acceptable to the Lender.

(c)           Concurrently with the delivery of each of the Financial Statements referred to in subparagraphs (a) and (b) of this Section 6.3, a certificate of the chief financial officer of Borrowers and Guarantor (i) stating that to the best of such officer’s knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto and (ii) showing in reasonable detail the calculations demonstrating compliance with Sections 6.29, 6.30 and 6.31.

(d)           Promptly after the issuance thereof, true copies of any order issued by any Tribunal in any Litigation to which Borrowers or Guarantor are a party, and any  press release or other statement made available generally by or on behalf of Borrowers or Guarantor to the public, which relate to any facts or circumstances that individually or in the aggregate may have a Material Adverse Effect on any of the Borrowers or Guarantor.

(e)           Notice promptly after Borrowers or Guarantor know or should know of any change in any fact or circumstance represented or warranted in any Loan Document which individually or in the aggregate may have a Material Adverse Effect on any of the Borrowers or Guarantor, or a Default or Potential Default,  written notice of the nature thereof and the action Borrowers or Guarantor has taken, is taking, or proposes to take with respect thereto.

(f)            A summary, or when requested by Lender, copies, of all material proceedings, hearings or other actions conducted before any Tribunal in respect of the Collateral and the operations of Borrowers or Guarantor in respect thereto which relate to any facts or circumstances that individually or in the aggregate may have a Material Adverse Effect on any of the Borrowers or Guarantor.

(g)           As soon as possible and in any event within five (5) Business Days after Borrowers or Guarantor know or should know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC, Borrowers or Guarantor have instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, in each case, which would reasonably be expected to have a Material Adverse Effect, a certificate of the chief financial officer of Borrowers or Guarantor setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that Borrowers or Guarantor propose to take with respect thereto.

(h)           As soon as possible and in any event within five (5) days after the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect.

(i)            Promptly upon request therefor by Lender, such information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of Borrowers or Guarantor and such opinions, certifications, and documents, in addition to those mentioned herein, as Lender may reasonably request.

6.4           Inspection.  Borrowers and Guarantor shall allow Lender to inspect any of their respective assets and to discuss any of their affairs, conditions and finances with their directors, officers or employees (including Persons working for or on behalf of either of the Borrowers or Guarantor on a contract basis) from time to time during reasonable business hours, and Borrowers and Guarantor shall permit Lender and its authorized agents, if any, access for the purposes of inspecting the same. Borrowers and Guarantor hereby authorize (a) all duly constituted federal, state and municipal authorities to furnish to Lender copies of any reports of examination of Borrowers and Guarantor which have been made by such authorities; and (b) Lender, following a Default or Potential Default, to contact and discuss any of the Borrowers’ or Guarantor’s affairs, conditions or finances. The rights granted to Lender in this Section are in addition to, and not in limitation of, those granted in Section 2.1.

6.5           Taxes.  Borrowers and Guarantor shall promptly pay when due any and all Taxes applicable to each of them or their Property, except Taxes for which the criteria for Permitted Liens have been satisfied, and Borrowers and Guarantor will not, directly or indirectly, use any portion of the Loan proceeds of any advance to pay the wages of employees unless a timely payment to or deposit with the United States of America of all amounts of Tax required to be deducted and withheld with respect to such wages is also made.

6.6           Expenses.  Borrowers and Guarantor shall pay within 10 days after request (a) all reasonable costs, fees and expenses paid or incurred by Lender (including, but not limited to, any additional filing or recording fees and the reasonable fees and expenses of counsel to Lender) in connection with the negotiation, preparation and execution of the Loan Documents relating to Borrowers or Guarantor, and in connection with any amendment, waiver or consent requested by Borrowers or Guarantor with respect thereto, and (b) all reasonable costs, fees and expenses paid or incurred by Lender after the occurrence of any Default in connection with the enforcement of the Obligations, as the case may be, or the exercise of any Rights (including, but not limited to, reasonable attorneys’ fees and court costs) against it, all of which shall be a part of the Obligations, as the case may be.

6.7           Maintenance of Existence, Assets and Business.  Borrowers and Guarantor shall at all times: (a) maintain their existence and authority to transact business and good standing in all jurisdictions where the failure to so maintain might have a Material Adverse Effect; (b) maintain all licenses, permits and franchises necessary for their business where the failure to so maintain might have a Material Adverse Effect; (c) keep all of their assets which are useful in and necessary to its business in good working order and condition and make all necessary repairs thereto and replacements thereof so that the value and operating efficiency thereof shall at all times be maintained and preserved; and (d) operate their Property in a prudent manner consistent with normal industry practices.

6.8           Maintenance of Priority of Lender Liens.  Borrowers and Guarantor shall perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, deeds of trust, mortgages, financing statements and other agreements, documents, instruments and certificates as Lender may reasonably deem necessary or appropriate in order to perfect and maintain the Liens under the Security Documents in favor of Lender and preserve and protect the Rights of Lender under the Loan Documents.  Borrowers shall not, directly or indirectly, create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of their presently unencumbered assets or properties, other than Permitted Liens.

6.9           Dispositions of Properties.

(a)           Without the consent of Lender, Borrowers will not sell, lease, assign, transfer, or otherwise dispose of (collectively, a “Disposition”) any of the Borrowers’   Property except:

(i)            Dispositions of inventory (including oil and gas processed, sold and transported in connection with their Pipeline Systems) in the ordinary course of business; or

(ii)           Dispositions of Property no longer used or useful in the conduct of its business.

(b)           Except as permitted by Section 6.10, Borrowers will not enter into any contract or agreement affecting Borrowers’ title to or operation of the Borrowers’ Property or the processing, sale or transportation of oil and gas therefrom, other than:

(i)            division orders and transfer orders or other agreements entered into in the ordinary course of business which are cancelable upon 30 days notice without penalty or liability,

(ii)           gas processing, purchase, sales or transportation contracts with a term less than six (6) months entered into in the ordinary course of business, and

(iii)          agreements or contracts entered into in the ordinary course of business which do not, individually or in the aggregate, materially affect their Pipeline Systems.

The Borrowers may retain the proceeds from any Disposition so long as Borrowers or Guarantor are not (or immediately after the Disposition will not be) in Default hereunder.

6.10         Sales.  Borrowers will only sell oil and gas processed, purchased, sold and transported through Borrowers’ Pipeline Systems for a commercially reasonable price.

6.11         Compliance with Laws and Documents.  Borrowers and Guarantor will not, directly or indirectly, violate the provisions of any Laws or their organizational documents and will not amend, modify or terminate any of their organizational documents where such violation, amendment, modification or termination, individually or in the aggregate, could cause a Material Adverse Effect.  Borrowers and Guarantor will comply in all material respects with all material agreements, contracts and instruments binding upon them or affecting their business, or their Property.

6.12         Fiscal Year and Accounting Methods.  After the Closing Date, Borrowers  and Guarantor will not change their fiscal years or methods of accounting (other than immaterial changes in methods).

6.13         Insurance; Payment of Premiums.

(a)           Borrowers shall, at their sole cost and expense, keep and maintain in respect of the Borrowers’ Property such insurance as is generally kept and maintained by reasonable and prudent operators of oil and gas pipelines, including, but not limited to, worker’s compensation insurance, property insurance and general liability insurance.

(b)           All such policies of insurance shall be in a form, with such deductibles, and with insurers recognized as financially sound and reputable by prudent business Persons in the same businesses as Borrowers and acceptable to Lender.  Upon request of Lender, prior to the initial Loan advance, Borrowers shall deliver to Lender a certificate of insurance for each policy of insurance required by this Section 6.13 and evidence of payment of all premiums therefor.  Such policies of insurance and the certificates evidencing the same shall contain an endorsement, in form and substance acceptable to Lender, showing Lender as an additional loss payee.  Such endorsement or an independent instrument furnished to Lender shall provide that the insurance companies will give Lender at least 30 days prior written notice before any such insurance shall be altered or canceled and that no act or default of Borrowers or any other Person shall affect the Rights of Lender to recover under such insurance in case of loss or damage.  If no Default has occurred and is continuing, Borrowers may use the insurance proceeds to repair or replace damaged or destroyed Property covered by the applicable insurance policy.

(c) The Borrowers shall: (1) obtain certificates of insurance confirming that each vendor has worker’s compensation, general liability and other insurance coverage as may be reasonable or necessary in connection with the labor, materials and services to be provided or supplied to the Madisonville Gathering System; (2) periodically provide Lender current lists of all vendors, their respective wire transfer instructions and other materials as the Lender may reasonably request; and (3) protect the Madisonville Gathering System from any and all claims, demands, causes of action and Liens that may accrue to, or be asserted by, any of the vendors (or any of the vendors’ agents, employees or independent contractors).

6.14         Environmental Laws.  Borrowers shall conduct their business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, except where failure to so comply or take such action could not reasonably be expected to cause a Material Adverse Effect.  Borrowers shall establish and maintain at their expense a system which, in their reasonable business judgment, will assure its continued compliance with Environmental Laws, which system shall include annual reviews of such compliance by employees or agents who are familiar with the requirements of the Environmental Laws.

6.15         GENERAL INDEMNIFICATION.  BORROWERS SHALL INDEMNIFY, PROTECT AND HOLD LENDER AND ITS PARENTS, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, REPRESENTATIVES, AGENTS, SUCCESSORS, ASSIGNS AND ATTORNEYS (COLLECTIVELY, THE “INDEMNIFIED PARTIES”) HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, PROCEEDINGS,

COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT) AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE INDEMNIFIED PARTIES, IN ANY WAY RELATING TO OR ARISING OUT OF THE LOAN DOCUMENTS THAT RELATE TO BORROWERS  OR GUARANTOR OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN THAT RELATE TO BORROWERS OR GUARANTOR (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED, HOWEVER, THAT ALTHOUGH EACH INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED FOR ITS OWN ORDINARY NEGLIGENCE, NO INDEMNIFIED PARTY SHALL HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.  THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS SECTION 6.15 SHALL SURVIVE (A) THE SATISFACTION AND PAYMENT OF THE OBLIGATION AND TERMINATION OF THIS AGREEMENT, AND (B) THE RELEASE OF ANY LENDER LIENS OR THE EXTINGUISHMENT OF SUCH LIENS BY FORECLOSURE OR ACTION IN LIEU THEREOF.

6.16         ENVIRONMENTAL INDEMNIFICATION.  BORROWERS SHALL INDEMNIFY, PROTECT AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, PROCEEDINGS, COSTS, EXPENSES (INCLUDING, WITHOUT LIMITATION, ALL REASONABLE ATTORNEYS’ FEES AND LEGAL EXPENSES WHETHER OR NOT SUIT IS BROUGHT) AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNIFIED PARTIES, WITH RESPECT TO OR AS A DIRECT OR INDIRECT RESULT OF THE VIOLATION BY BORROWERS OR GUARANTOR OF ANY ENVIRONMENTAL LAW; OR WITH RESPECT TO OR AS A DIRECT OR INDIRECT RESULT OF BORROWERS OR GUARANTORS’ USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE IN CONNECTION WITH THE PROPERTIES OF A HAZARDOUS SUBSTANCE INCLUDING, WITHOUT LIMITATION, (A) ALL DAMAGES OF ANY SUCH USE, GENERATION, MANUFACTURE, PRODUCTION, STORAGE, RELEASE, THREATENED RELEASE, DISCHARGE, DISPOSAL OR PRESENCE, OR (B) THE COSTS OF ANY REASONABLY REQUIRED OR NECESSARY ENVIRONMENTAL INVESTIGATION, MONITORING, REPAIR, CLEANUP OR DETOXIFICATION AND THE PREPARATION AND IMPLEMENTATION OF ANY CLOSURE, REMEDIAL OR OTHER PLANS.  THE PROVISIONS OF AND UNDERTAKINGS AND INDEMNIFICATION SET FORTH IN THIS SECTION 6.16 SHALL SURVIVE (X) THE SATISFACTION AND PAYMENT OF THE OBLIGATIONS AND TERMINATION OF THIS AGREEMENT, AND (Y) THE RELEASE OF ANY LENDER LIENS OR THE EXTINGUISHMENT OF SUCH LIENS BY FORECLOSURE OR ACTION IN LIEU THEREOF.

6.17         Employee Benefit Plans.  Borrowers and Guarantor will not, directly or indirectly, (a) engage in any Prohibited Transaction which would reasonably be expected to have a Material Adverse Effect, (b) permit any Pension Plan established or maintained by Borrowers or Guarantor to ever be subject to involuntary termination proceedings, or (c) fully or partially withdraw from any Multiemployer Plan, if such withdrawal would reasonably be expected to have a Material Adverse Effect.  Borrowers and Guarantor shall make all required contributions to any Plan subject to Section 412 of the Code, if failure to do so would reasonably be expected to have a Material Adverse Effect.

6.18         Notice of Litigation.  Promptly after the commencement thereof, Borrowers  and Guarantor shall provide notice to Lender of all actions, suits, and proceedings before any Governmental Authority or Tribunal affecting Borrowers or Guarantor which, if determined adversely to any of Borrowers or Guarantor, could have a Material Adverse Effect.

6.19         Loans, Advances and Investments.  Borrowers and Guarantor will not, directly or indirectly, loan, advance or otherwise extend credit to, or contribute capital to, invest in or purchase or commit to purchase any Capital Stock or other securities or evidences of indebtedness of, or interests in, any other Person, other than (a) investments in obligations of the United States of America and agencies thereof and obligations guaranteed by the United States of America maturing within one year from the date of acquisition, (b) certificates of deposit issued by Lender or a commercial institution organized under the Laws of the United States of America or any state thereof and having a combined capital, surplus, and undivided profits of not less than $100,000,000 (as shown in its most recently published statement of condition), (c) current trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business, and are payable in accordance with customary trade terms, (d) stock, obligations, or securities received in the settlement of debts (created in the ordinary course of business and in compliance with this Agreement) owing to Borrowers or Guarantor, and (e) contracts to purchase and sell oil and gas in connection with the Pipeline Systems, pipeline interconnect and operating agreements,  processing agreements, service contracts, transportation agreements or other similar or customary arrangements, in each case made or entered into with any other Person in the ordinary course of their oil and gas pipeline business as a means of gathering, marketing, processing or transporting oil and gas, provided that none of the foregoing shall impair, reduce, dilute, or adversely affect any of the Borrowers’ Property.

6.20         Transactions with Affiliates.  Borrowers will not, directly or indirectly, enter into any transaction (including, but not limited to, the sale or exchange of property or the rendering of service) with any of their Affiliates, other than transactions in the ordinary course of Borrowers’ business and upon fair and reasonable terms no less favorable than Borrowers could obtain or could become entitled to in an arm’s-length transaction with a Person which was not an Affiliate.

6.21         Material Contracts.  Borrowers will not enter into or be a party to any agreement for the purchase of materials, supplies, or other tangible personal property if such agreement requires Borrowers to pay for such items regardless of their actual or tendered delivery.  Borrowers will not materially amend, alter the terms and conditions of or cancel any of their Material Contracts, except for amendments and alterations which (a) are made by a Borrower on an arms-length basis in the ordinary course of the Borrowers’ respective businesses, (b) for a price and terms that are no less favorable to the Borrower than the price and terms incorporated into the Material Contract as presently existing  and (c) individually or in the aggregate do not have a Material Adverse Effect on any of the Borrowers or Guarantor.

6.22         New Business.  Borrowers will not, directly or indirectly, engage in any business other than the business in which they are presently engaged.

6.23         Addresses.  Borrowers and Guarantor will not change their names or relocate their chief executive offices or places where their books and records related to their assets are kept to a county, parish or state other than as indicated on the signature page(s) hereto, unless Lender is provided 30 days prior written notice of such proposed change in name or location (such notice of change in location to include, without limitation, the name of the county or parish and state of such location).

6.24         Restrictions on Debt.  Borrowers and Guarantor will not incur, create, assume, or permit to exist any Debt, except:

(a)	the Obligations;

(b)	existing Debt described on Schedule 6.24 hereto;

(c)	Debt secured by Permitted Liens; and

(d)	Extensions, renewals and refinancings of Debt described in clauses (b) and (c)

above, without any increase in the outstanding principal amount thereof, provided that the other terms and conditions of such extension, renewal or refinancing are not materially more onerous than the existing terms and conditions of such Debt.

6.25         Issuance of Capital Stock. Issuance of Capital Stock. Borrowers and Guarantor will not, directly or indirectly, issue, sell, assign or otherwise dispose of (i) any shares of any class of their Capital Stock, (ii) any securities exchangeable for or convertible into or carrying any rights to acquire any shares of any class of their Capital Stock, (iii) any options, warrants or any other rights to acquire any shares of any class of their Capital Stock, except for Guarantor’s currently existing stock based compensation plans, being (a) the 1998 Stock Option Plan dated May 28, 1998, authorizing Guarantor to issue options to purchase up to 600,000 shares of Guarantor’s common stock to Guarantor’s directors, officers, employees and certain other third parties and (b) the 1998 Outside Directors Stock Option Plan dated May 28, 1998, authorizing Guarantor to issue options to purchase up to 100,000 shares of Guarantor’s common stock to Guarantor’s outside directors, in an aggregate amount that does not exceed two (2%) of Guarantor’s stock currently outstanding as of the date of this agreement in any calendar year, (iv) any subordinated debt, or (v) any senior unsecured debt.

6.26         Mergers and Dissolutions.  Borrowers and Guarantor will not, directly or indirectly, merge or consolidate with any other Person (unless Borrowers or Guarantor are the surviving corporation) or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution).

6.27         Default on Debt.  Borrowers and Guarantor will not (a) default in the due and punctual payment of the principal of or the interest on any Debt individually or in the aggregate exceeding $100,000.00 or (b) become directly or indirectly obligated (including, without limitation, as a guarantor) on any borrowed money other than Debt permitted under Section 6.24 hereof. Notwithstanding the foregoing, Borrowers and Guarantor may dispute, in good faith, their respective obligations to pay or perform any Debt due (or claimed to be due) by Borrowers or Guarantor to any Third Person if the Borrowers or Guarantor, as applicable (a) establish and maintain adequate reserves in accordance with GAAP with respect thereto if  it should be determined that the Borrowers or Guarantor are obligated to pay or perform  all or any part of the Debt in dispute, and (b) implement and diligently prosecute procedures and proceedings as required under the relevant documents (or in the absence of required dispute resolution procedures, as may be commercially reasonable) for the orderly resolution of the dispute.

6.28         Distributions. Borrowers shall not, directly or indirectly, declare, make or pay any dividend or distribution with respect to, or retire, redeem, purchase, or otherwise acquire for value, any equity securities or other forms of ownership interests issued by Borrowers.

6.29         Current Ratio  Borrowers will at all times maintain a positive ratio of Current Assets to Current Liabilities of not less than 1.0 to 1.0; provided that installments of principal and interest on the Loan shall be excluded from Current Liabilities as they mature.

6.30         Tangible Net Worth.  Borrowers will at all times maintain positive Tangible Net Worth of not less than eighty per cent (80%) of their respective Tangible Net Worth on the Closing Date calculated at the end of each of Borrowers’ fiscal quarters thereafter.

6.31         Minimum Net Operating Margin. The Borrowers shall maintain a combined Minimum Net Operating Margin (trailing two consecutive calendar quarters) of not less than Four Hundred Thousand Dollars ($400,000.00).

6.32         Limitation on Liens. Borrowers will not incur, create, assume, or permit to exist any Lien upon any of their Property or revenues, whether now owned or hereafter acquired, except Permitted Liens.

6.33         Letters of Credit. The final maturity of each Letter of Credit shall fall on the thirtieth (30) day following the Maturity Date. The Borrowers shall cause the Letters of Credit to remain in full force and effect, without interruption, from the Closing Date to a date that is not less than thirty (30) days after the Maturity Date. If, for any reason, any Letter of Credit has a shorter expiry date, the Borrowers shall cause that Letter of Credit to be reissued, renewed or extended for subsequent periods of at least a one-year duration by the issuing bank or another bank approved by Lender in its sole and absolute discretion. If the Borrowers request the Lender to extend the Maturity Date hereunder (or extend the maturity date of the Existing Loan, as specified in the Existing Loan Documents ), and the Lender agrees to do so in its sole discretion, the Borrowers shall similarly cause the Letters of Credit to be reissued, renewed or extended for subsequent periods, by the issuing bank or another bank, all as may be approved by Lender in its sole and absolute discretion. Borrowers’ failure to obtain the reissuance, renewal or extension of any Letter of Credit as provided above at least sixty (60) days prior to the maturity date of the applicable Letter of Credit shall entitle the Lender to fully draw the entire face amount of that Letter of Credit.  The Lender shall also be entitled to draw upon each  Letter of Credit at any time (a) the Lender decides the funds are needed by Borrowers to pay any amounts due hereunder, under any other Loan Document or any Existing Loan Document or (b) an Event of Default has occurred. If ADAC ceases to be the sole account party with respect to any Letter of Credit then (1) Borrowers shall give notice thereof to Lender within ten (10) Business Days after the date any other party becomes an account party with respect to that Letter of Credit and (2) no later than thirty (30) days thereafter, Borrowers shall cause any other account party with respect to a Letter of Credit to execute and deliver a Security Agreement and Subordination Agreement in substance equivalent to the Security Agreement and Subordination Agreement executed and delivered by ADAC.

SECTION 7.  DEFAULT.

The term “Default” means the occurrence of any one or more of the following events (including the passage of time, if any, specified therefor) (provided that if any such event occurs and Lender subsequently agrees in writing that it will not exercise any Rights hereunder as a result thereof, the occurrence of such event shall no longer be deemed a “Default” hereunder insofar as the state of facts giving rise to such event is concerned, but the same shall not operate as or be deemed to be a waiver with respect to any identical or similar state of facts in existence or occurring theretofore or thereafter):

7.1           Payment of Obligations.  The failure or refusal of Borrowers or Guarantor to pay when due: (a) any principal of, or accrued unpaid interest on, the Note; (b) any principal of, or accrued unpaid interest on, Existing Loan or (c) to pay any other Obligations in accordance with the terms of the Loan Documents, or the Existing Loan Documents, as may be applicable and such failure to pay any other Obligations shall continue for three (3) Business Days after Borrowers or Guarantor have notice thereof.

7.2           Certain Covenants.  The failure or refusal of Borrowers or Guarantor to punctually and properly perform, observe and comply with any covenant, agreement or condition contained in: (a) Section 6.1, 6.3, 6.7, 6.9, 6.13(a), 6.24 through 6.28, and 6.33 of this Agreement (provided that, in the case of Section 6.13(a), such failure or refusal continues for a period in each case of seven (7) Business Days after Borrowers or Guarantor have notice thereof); or (b) the parallel provisions of the Existing Loan Documents.

7.3           Other Covenants.  The failure or refusal of Borrowers or Guarantor to punctually and properly perform, observe and comply with any covenant, agreement or condition (other than covenants to pay the Obligations and the covenants listed in Section 7.2) contained in any of: (a) the Loan Documents, and such failure or refusal continues for a period of thirty (30) days after Borrowers or Guarantor have notice thereof; or (b) the parallel provisions of the Existing Loan Documents.

7.4           Voluntary Debtor Relief.  Borrowers or Guarantor shall (a) execute an assignment for the benefit of creditors, (b) admit in writing their inability to pay their debts generally as they become due, (c) voluntarily seek the benefits of any Debtor Relief Law, or (d) take any action to authorize any of the foregoing.

7.5           Involuntary Proceedings.  Borrowers or Guarantor shall involuntarily (a) have an order, judgment or decree entered against it by any Tribunal pursuant to any Debtor Relief Law or (b) have a petition filed against it seeking the benefit or benefits provided for by any Debtor Relief Law, and such order, judgment, decree or petition is not discharged within 60 days after the entry or filing thereof.

7.6           Attachment.  The failure to have discharged within a period of 30 days after the commencement thereof any attachment, sequestration or similar proceeding against any of Borrowers’ Property with a value, individually or collectively, in excess of $50,000.

7.7           Payment of Judgments.  Borrowers fail to pay any money judgment in excess of $50,000 against them or their assets at least ten days prior to the date on which any of Borrowers’ Property may be sold to satisfy such judgment.

7.8           Default Under Other Debt.  Borrowers or Guarantor default in the due and punctual payment of the principal of or the interest on any indebtedness other than the Obligations and such failure results in the acceleration of such indebtedness by the holder thereof.

7.9           Divestment Proceedings.  A petition or complaint is filed before or by any Tribunal, including, but not limited to, the Federal Trade Commission or the United States Justice Department, seeking to cause Borrowers or Guarantor to divest a significant portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation or similar Laws, and such petition or complaint is not dismissed or discharged within 60 days after its filing.

7.10         Concealment or Removal of Collateral.  Borrowers conceal or remove, or permit to be concealed or removed, any part of their real or personal Property with the intent to hinder, delay or defraud one or more of its creditors.

7.11         Misrepresentation.  The discovery by Lender that any material statement, representation or warranty in the Loan Documents or in any writing ever delivered pursuant to the Loan Documents is false, misleading or erroneous in any material respect when made or deemed to be repeated.

7.12         Validity and Enforceability of Loan Documents. Any of the Borrowers or Guarantor contest the validity or enforceability of any Loan Document or deny in writing that they have any liability or obligations under any Loan Document to which they are a party; or any Loan Document shall be declared to be null and void, cease to be in full force and effect or cease establish and maintain any Lien granted pursuant thereto as a perfected, first priority Lien (except for Permitted Liens and releases of Liens made by Lender pursuant to any of the Loan Documents) at any time after its execution and delivery and for any reason.

7.13         ERISA.  (a) Borrowers, Guarantor, any ERISA Affiliate or any of their agents or representatives shall engage in any conduct which it knew constituted, or should have known  constituted, a Prohibited Transaction which could reasonably be expected to result in a material liability to Borrowers, Guarantor or any ERISA Affiliate, (b) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, shall exist with respect to any PBGC Plan or Multiple Employer Plan, if such accumulated funding deficiency would give rise to a material liability of Borrowers, Guarantor or any ERISA Affiliate, (c) Borrowers, Guarantor or any ERISA Affiliate shall apply for or be granted a funding waiver under Section 302 of ERISA or Section 412 of the Code, which waiver or request for waiver is for a material amount, (d) a Reportable Event shall occur with respect to any PBGC Plan or Multiple Employer Plan, which reportable event is likely to result in the termination of such PBGC Plan or Multiple Employer Plan for purposes of Title IV of ERISA and to give rise to a material liability of Borrowers, Guarantor or any ERISA Affiliate, (e) proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to terminate or administer a PBGC Plan or Multiple Employer Plan which proceeding is likely to result in the termination of such PBGC Plan or Multiple Employer Plan and to give rise to a material liability of Borrowers, Guarantor or any ERISA Affiliate with respect to such termination, (f) a notice of intent to terminate a PBGC Plan or Multiple Employer Plan under Section 4041(c) is filed with the PBGC if such termination would give rise to a material liability of Borrowers, Guarantor or any ERISA Affiliate, (g) any Multiemployer Plan is in reorganization or is insolvent and the circumstances are such that there could reasonably be a material liability incurred by or imposed upon Borrowers, Guarantor or any ERISA Affiliate, (h) there is a complete or partial withdrawal from a Multiemployer Plan under circumstances that could reasonably subject Borrowers, Guarantor or any ERISA Affiliate to material liability, (i) any Lien arising under Section 4068 of ERISA or Section 412(n) of the Code shall attach to the assets or Property of Borrowers, Guarantor or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Effect, (j) Borrowers, Guarantor or any ERISA Affiliate shall permit, through action or failure to act, any Pension Plan to fail to meet the requirements of Section 401(a) or 403(a) of the Code and such failure gives rise to a material liability of Borrowers, Guarantor or any ERISA Affiliate, or (k) any event or condition described in (a) through (j)) above (determined without regard to whether the event or condition taken alone would or could result in a material liability) shall occur or exist with respect to a PBGC Plan, Multiple Employer Plan or Multiemployer Plan which individually or in combination with one or more of any events described in (a) through (j) above (determined without regard to whether the event or condition taken alone would or could result in a material liability), if any, would likely subject Borrowers, Guarantor or any ERISA Affiliate to any material excise tax, Penalty, addition to tax or other liability.  For purposes of this Section 7.13, an obligation or liability shall be considered material if it results in or causes a Material Adverse Effect.

7.14         Change of Control.  The occurrence of a Change of Control.

7.15         Material Adverse Change.  The occurrence of any act, event or circumstance that is, or with the passage of time is reasonably expected to cause a Material Adverse Effect in the assets, liabilities, financial condition, contractual obligations or business affairs of Borrowers or Guarantor.

SECTION 8.  RIGHTS AND REMEDIES.

8.1           Remedies Upon Default.  Should any Default occur and be continuing, Lender may, at its election, do any one or more of the following: (i) declare the entire unpaid balance of the Obligations, or any part thereof, immediately due and payable, whereupon it shall be due and payable (and notice of such declaration shall promptly be given thereafter by it to Borrowers); (ii) terminate its commitment to lend hereunder, (iii) reduce any claim to judgment; (iv) exercise the Rights of offset or banker’s Lien against the interest of Borrowers or Guarantor in and to every account and other Property of Borrowers or Guarantor which are in its possession to the extent of the full amount of the Obligations; (v) foreclose any or all Lender Liens or otherwise realize upon any and all of the Rights it may have in and to the Collateral, or any part thereof, (vii) present the Letters of Credit for payment, and (vii) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Existing Loan Documents, the Laws of the State of

Texas or any other jurisdiction as it shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Tribunal either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any Right granted to it in any of the Loan Documents.

8.2           Waivers.  Borrowers and Guarantor hereby waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration and notice of protest and nonpayment, and agree that their liability with respect to the Obligations, or any part thereof, shall not be affected by any renewal or extension in the time of payment of the Obligations, by any indulgence or by any release or change in any security for the payment of the Obligations.

8.3           Performance by Lender.  If any covenant, duty or agreement of Borrowers or Guarantor is not performed in accordance with the terms of the Loan Documents or the Existing Loan Documents as applicable, Lender may, at its option perform or attempt to perform, such covenant, duty or agreement on behalf of Borrowers or Guarantor.  In such event, any reasonable amount incurred by or on behalf of Lender prior to Default, or thereafter any and all amounts incurred by or on behalf of Lender in such performance or attempted performance shall be payable by Borrowers or Guarantor on written demand, shall become part of the Obligations, and shall bear interest at the Default Rate from the date of notice to Borrowers or Guarantor of such expenditure until paid.  Notwithstanding the foregoing, it is expressly understood that Lender does not assume and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty or agreement of Borrowers or Guarantor.

8.4           Delegation of Duties and Rights.  Lender may perform any of its duties or exercise any of its Rights under the Loan Documents by or through its officers, directors, employees, attorneys, agents or other representatives.

8.5           Lender Not in Control.  None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Right to exercise control over the assets (including, without limitation, real Property), affairs or management of Borrowers or Guarantor, the power of Lender being limited to the Right to exercise the Rights provided in this Section 8.

8.6           Waivers by Lender.  The acceptance by Lender at any time and from time to time of partial payment on the Obligations shall not be deemed to be a waiver of any Default then existing.  No waiver by Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default.  No delay or omission by Lender in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

8.7           Cumulative Rights.  All Rights available to Lender under the Loan Documents are cumulative of and in addition to all other Rights granted to Lender under or in connection with the Construction Loan Documents, at law or in equity, whether or not the Obligations are due and payable and whether or not Lender has instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents or the Construction Loan Documents.

8.8           Application of Proceeds.    Any and all proceeds ever received by Lender from the exercise of any Rights pertaining to the Obligations shall be applied by Lender to the Obligations in the order and manner set forth in Section 2.7; provided that Borrowers and Guarantor shall remain liable to Lender for the deficiency, if any.

8.9           Diminution in Value of Collateral.  Lender shall have no liability or responsibility whatsoever for any diminution in or loss of value of any Collateral.

8.10         Certain Proceedings.  Borrowers and Guarantor will promptly execute and deliver or cause the execution and delivery of all applications, certificates, instruments, registration statements and all other documents and papers Lender may request in connection with the obtaining of any consent, approval, registration, qualification, permit, license or authorization of any other Tribunal or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents.  Without limiting the generality of the foregoing,  Borrowers and Guarantor agree that in the event Lender shall exercise its Rights, pursuant to the Loan Documents relating to Borrowers or Guarantor, to sell, transfer or otherwise dispose of, or vote, consent, operate or take any other action in connection with any of the Collateral, Borrowers and Guarantor shall execute and deliver all applications, certificates, assignments and other documents Lender may request to facilitate such actions and shall otherwise promptly, fully, and diligently cooperate with Lender and any other necessary Persons in making any application for the prior consent or approval of any Tribunal or any other Person to the exercise by Lender of any of such Rights relating to all or any of the Collateral.  Furthermore, because Borrowers and Guarantor agree that Lender’s Rights at Law for failure of Borrowers and Guarantor to comply with the provisions of this Section 8.10 would be inadequate and that such failure would not be adequately compensable in damages, Borrowers and Guarantor agree that the covenants of this Section 8.10 may be specifically enforced.

SECTION 9.  MISCELLANEOUS.

9.1           Changes in GAAP.  All accounting and financial terms used in any of the Loan Documents and the compliance with each covenant contained in the Loan Documents which relates to financial matters shall be determined in accordance with GAAP, except to the extent that a deviation therefrom is expressly stated in such Loan Documents.  Should a change in GAAP require a change in any method of accounting or should any voluntary change in the accounting methods be permitted pursuant to Section 6.12, then such change shall not result in a Default if, at the time of such change, such Default had not occurred and was not then continuing, based upon the former methods of accounting used by or on behalf of Borrowers and Guarantor; provided that, after any such change in accounting methods, the Financial Statements required to be delivered shall either be (a) prepared in comparative form, in compliance with the former methods of accounting used prior to such change, as well as with the new method or methods of accounting and, for the purpose of determining whether a Default has occurred, Lender shall look solely to that portion of such Financial Statements that complies with the former methods of accounting, or (b) prepared in compliance with such new method or methods of accounting but accompanied by such information, in form and detail satisfactory to Lender, that will allow Lender to readily determine the effect of such changes in accounting methods on such Financial Statements, and, for the purpose of determining whether a Default has occurred, Lender shall look solely to such Financial

Statements as adjusted to reflect compliance with such former method or methods of accounting.

9.2           Exhibits.  If any Exhibit, which is to be executed and delivered, contains blanks, the Exhibit shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to, at the time of, or after the execution and delivery thereof.

9.3           Communications.  Unless specifically otherwise provided, whenever any Loan Document requires or permits any consent, approval, notice, request or demand from one party to another, such communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given on the day actually delivered or, if mailed, on the third Business Day after it is enclosed in an envelope, addressed to the party to be notified at the address stated opposite its signature below (unless changed by notice pursuant hereto), properly stamped, sealed and deposited in the appropriate official postal service.

9.4           Form and Number of Documents.  Each agreement, document, instrument or other writing to be furnished under any provision of this Agreement must be in form and substance and in such number of counterparts as may be satisfactory to Lender and its counsel.

9.5           Exceptions to Covenants.  Borrowers and Guarantor shall take no action nor fail to take any action which is permitted as an exception to any of the covenants contained in any of the Loan Documents relating to Borrowers and Guarantor if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

9.6           Survival.  All covenants, agreements, undertakings, representations and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated. shall not be affected by any investigation made by any party.

9.7           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS.

9.8           Maximum Interest Rate. It is the intention of the Parties to strictly comply with applicable usury Laws, if any; accordingly, it is agreed that notwithstanding any provisions to the contrary in any Loan Document, in no event shall any Loan Document permit or require the payment, taking, reserving, receiving collection or charging of interest in excess of the Highest Lawful Rate.  If any such excess of interest is called for, contracted for, charged, taken, reserved or received under any Loan Document (or in any communication by Lender or any other Person to Borrowers or Guarantor) or if all or a part of the principal or interest thereof is accelerated, prepaid or repaid, so that under any of such circumstances (or any other circumstances) the amount of interest contracted for, charged, taken, reserved or received under any Loan Document on the amount of principal actually outstanding from time to time thereunder shall exceed the Highest Lawful Rate, then in any such event (a) the provisions of this Section 9.8 shall govern and control, (b) no Person now or hereafter liable for the payment of the Obligation shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate, (c) any such excess which is or has been collected or received notwithstanding this paragraph shall be  credited against the then unpaid principal balance of the Obligation or, if the Obligation has been or would be repaid in full by that credit, refunded to the Person paying the excess, and (d) the provisions of the applicable Loan Documents, and any communication to Borrowers or Guarantor, shall immediately be deemed reformed and the excess interest reduced, without the necessity of executing any other document, to the Highest Lawful Rate under the applicable usury Laws as now or hereafter construed by the courts having jurisdiction thereof. Without limiting the foregoing, all calculations of the rate of interest contracted for, charged, collected, taken, reserved or received in connection with the  Loan Documents which are made for the purpose of determining whether that rate exceeds the Highest Lawful Rate shall be made to the extent permitted by applicable Laws by amortizing, prorating, allocating and spreading during the period of the full term of the Loan, including all prior and subsequent renewals and extensions, all interest at any time contracted for, charged, taken collected, reserved or received. The terms of this paragraph shall be deemed to be incorporated in every Loan Document and communication relating thereto.

 To the extent the interest rate Laws of the State of Texas are applicable to the Loan Documents for purposes of determining the “Highest Lawful Rate,” the applicable interest rate ceiling is the weekly ceiling (formerly the indicated rate ceiling) determined in accordance with Texas Revised Civil Statutes, Title 79, Article 5069-1D.003 (also codified at Texas Finance Code, Section 303.301, and formerly Texas Revised Civil Statutes, Article 5069-1.01), as amended. To the extent the Loan Documents are an open end account as defined in  Texas Revised Civil Statutes, Title 79, Article 5069-1B.002(14) (also codified at Texas Finance Code, Section 301.001(3), and formerly Texas Revised Civil Statutes, Article 5069-1.01 (f)), as amended, the Lender retains the right to modify the interest rate in accordance with applicable Law. Borrowers, Guarantor and Lender agree that Texas Finance Code, Chapter 346 (formerly Texas Revised Civil Statutes, Title 79, Chapter 150, which regulates certain revolving loan accounts and revolving tri-party accounts,  shall not govern or in any manner apply to the Loan Documents or the Obligation.

9.9           Invalid Provisions.  If any provision in any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom.  Furthermore, in lieu of such provision there shall be added automatically as a part of such Loan Document a provision as similar thereto as may be possible and be legal, valid and enforceable.

9.10         Entirety.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  The Loan Documents embody the entire written agreement between the parties, supersede all prior written agreements and understandings, if any, relating to the subject matter hereof (except for documents, agreements, and instruments delivered or to be delivered in accordance with the express terms hereof) and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.  Any conflict or ambiguity between the terms and provisions herein and terms and provisions in any other Loan Document shall be controlled by the terms and provisions herein.

9.11         Amendments, Etc.  No amendment or waiver of any provision of any Loan Document nor consent to any departure therefrom by Borrowers or Guarantor shall be effective unless the same shall be in writing and signed by Lender, and then, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.12         Waivers.  No course of dealing nor any failure or delay by Lender or any of its respective officers, directors, employees, agents, representatives, or attorneys with respect to exercising any Right of Lender hereunder shall operate as a waiver thereof.  A waiver must be in writing and signed by Lender to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

9.13         Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to Borrowers in violation of any Law.

9.14         Multiple Counterparts.  This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one Agreement; but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

9.15         Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances.  The obligations of Borrowers and Guarantor hereunder shall remain in full force and effect until the Obligations shall have been paid and performed in full.  If at any time any payment on or in respect of the Obligations is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of a Borrower, Guarantor or otherwise, the obligations of a Borrower or Guarantor hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

9.16         Waiver by Borrowers and Guarantor.  Borrowers and Guarantor irrevocably waive acceptance hereof, and any other notice not provided for herein, as well as any requirement that any time any action be taken by any Person against Borrowers, Guarantor or any Collateral relating to such Borrowers’ or Guarantor’s obligations hereunder.

9.17         Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrowers may not, directly or indirectly, assign or transfer, or attempt to assign or transfer, any of their Rights, duties or obligations under any Loan Documents without the express written consent of Lender, and Lender may not transfer, pledge, assign or otherwise encumber its commitments or loans, except that Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell to one or more Persons participating interests in the Obligations.

9.18        ARBITRATION. THE BORROWERS, GUARANTOR AND LENDER AGREE THAT ALL DISPUTES, CLAIMS AND CONTROVERSIES BETWEEN THEM,

OR ANY OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, WHETHER INDIVIDUAL, JOINT OR LLASS IN NATURE, ARISING FROM THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (INCLUDING CONTRACT AND TORT DISPUTES) SHALL BE ARBITRATED PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION UPON THE REQUEST OF ANY PARTY. NO ACT TO TAKE OR DISPOSE OF ANY COLLATERAL SECURING THE OBLIGATIONS SHALL CONSTITUTE A WAIVER OF THIS ARBITRATION PROVISION OR BE PROHIBITED BY THIS ARBITRATION PROVISION. THE FOREGOING INCLUDES OBTAINING INJUNCTIVE RELIEF OR A TEMPORARY RESTRAINING ORDER; INVOKING A POWER OF SALE UNDER ANY OF THE SECURITY DOCUMENTS; OBTAINING A WRIT OF ATTACHMENT OR THE IMPOSITION OF A RECEIVER; OR EXERCISING ANY RIGHTS RELATING TO PERSONAL PROPERTY, INCLUDING TAKING OR DISPOSING OF SUCH PROPERTY WITH OR WITHOUT JUDICIAL PROCESS PURSUANT TO ARTICLE 9 OF THE UCC. ANY DISPUTES, CLAIMS AND CONTROVERSIES CONCERNING THE LAWFULNESS OR REASONABLENESS OF ANY ACT OR EXERCISE OF ANY RIGHTS OR ANY RIGHT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, ANY CLAIM TO RESCIND, REFORM OR OTHERWISE MODIFY ANY AGREEMENT RELATING TO THE COLLATERAL SECURING THE OBLIGATIONS) SHALL ALSO BE ARBITRATED; PROVIDED THAT NO ARBITRATOR SHALL HAVE THE RIGHT OR POWER TO ENJOIN OR RESTRAIN ANY ACT OF ANY PARTY.  JUDGMENT UPON ANY AWARD RENDERED BY ANY ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION; PROVIDED THAT NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WAIVER BY LENDER OF THE PROTECTIONS AFFORDED TO THE LENDER UNDER 12 USC § 91, TEX. FIN. CODE § 59.007, OR THE LAWS OF ANY OTHER STATE (TO THE EXTENT APPLICABLE TO THE LENDER) OR ANY OTHER PROTECTION PROVIDED TO THE LENDER BY THE LAWS OF THE STATE OF TEXAS, THE UNITED STATES. THE STATUTE OF LIMITATIONS, OR ESTOPPEL, LACHES, WAIVER OR SIMILAR DOCTRINES THAT WOULD OTHERWISE BE APPLICABLE IN AN ACTION BROUGHT BY A PARTY SHALL BE APPLICABLE IN ANY ARBITRATION PROCEEDING AND THE COMMENCEMENT OF ANY ARBITRATION PROCEEDING SHALL BE DEEMED THE COMMENCEMENT OF AN ACTION FOR THESE PURPOSES. THE FEDERAL ARBITRATION ACT SHALL APPLY TO THE CONSTRUCTION, INTERPRETATION AND ENFORCEMENT OF THIS ARBITRATION PROVISION. IF THE FEDERAL ARBITRATION ACT IS INAPPLICABLE TO ANY SUCH DISPUTE, CLAIM OR CONTROVERSY FOR ANY REASON, THE ARBITRATION SHALL BE CONDUCTED PURSUANT TO THE TEXAS GENERAL ARBITRATION ACT, THIS ARBITRATION PROVISION AND THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

9.19        JURISDICTION AND VENUE. SUBJECT TO THE PROVISIONS OF SECTION 9.18, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF RELATED TO OR FROM THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDER, IN THE COURTS HAVING SITUS IN HOUSTON, HARRIS COUNTY, TEXAS. IN THAT REGARD, THE BORROWERS AND GUARANTOR HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN HOUSTON, HARRIS COUNTY, TEXAS, AND HEREBY WAIVES ANY RIGHTS IT

MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST IT BY THE LENDER IN ACCORDANCEWITH THIS SECTION.

EXECUTED as of the day and year first mentioned.

BORROWER:
Address:	GATEWAY PIPELINE COMPANY

One Allen Center	By:
500 Dallas Street, Suite 2615	Michael T. Fadden, President
Houston, Texas 77002
Phone: (713) 336-0844
Fax: (713) 336-0855

Address:	GATEWAY PROCESSING COMPANY

One Allen Center	By:
500 Dallas Street, Suite 2615	Michael T. Fadden, President
Houston, Texas 77002
Phone: (713) 336-0844
Fax: (713) 336-0855
Address:	GATEWAY ENERGY CORPORATION

One Allen Center	By:
500 Dallas Street, Suite 2615	Michael T. Fadden, President
Houston, Texas 77002
Phone: (713) 336-0844
Fax: (713) 336-0855

Address:	SOUTHWEST BANK OF TEXAS, N.A.

5 Post Oak Park Office Building
4400 Post Oak Parkway	By:
Houston, Texas 77027	Name:	Ken Batson
Mail:	Title:	Assistant Vice President — Energy Lending
P. O. Box 27459
Houston, Texas 77227-7459
Phone: (713) 232-1247
Fax: (713) 232-5925